                             AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                      among


                        KANSAS CITY POWER & LIGHT COMPANY

                               KC MERGER SUB, INC.,

                              UTILICORP UNITED INC.,

                                      and

                                 KC UNITED CORP.




                           Dated as of January 19, 1996

                     As amended and restated as of May 20, 1996

                                TABLE OF CONTENTS

ARTICLE I      THE MERGERS . . . . . . . . . . . . . . . . . . . . . . . . .   2
     Section 1.1    The Mergers. . . . . . . . . . . . . . . . . . . . . . .   2
     Section 1.2    Effects of the Mergers . . . . . . . . . . . . . . . . .   2
     Section 1.3    Effective Time of the Mergers. . . . . . . . . . . . . .   3

ARTICLE II     TREATMENT OF SHARES . . . . . . . . . . . . . . . . . . . . .   3
     Section 2.1    Effect of the Mergers on Capital Stock . . . . . . . . .   3
     Section 2.2    Issuance of New Certificates . . . . . . . . . . . . . .   4

ARTICLE III    THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Section 3.1    Closing. . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF KCPL AND SUB. . . . . . . .   7
     Section 4.1    Organization and Qualification . . . . . . . . . . . . .   7
     Section 4.2    Subsidiaries . . . . . . . . . . . . . . . . . . . . . .   8
     Section 4.3    Capitalization . . . . . . . . . . . . . . . . . . . . .   8
     Section 4.4    Authority; Non-Contravention; Statutory Approvals;
                     Compliance. . . . . . . . . . . . . . . . . . . . . . .   9
     Section 4.5    Reports and Financial Statements . . . . . . . . . . . .  11
     Section 4.6    Absence of Certain Changes or Events . . . . . . . . . .  12
     Section 4.7    Litigation . . . . . . . . . . . . . . . . . . . . . . .  12
     Section 4.8    Registration Statement and Proxy Statement . . . . . . .  12
     Section 4.9    Tax Matters. . . . . . . . . . . . . . . . . . . . . . .  13
     Section 4.10   Employee Matters; ERISA. . . . . . . . . . . . . . . . .  15
     Section 4.11   Environmental Protection . . . . . . . . . . . . . . . .  17
     Section 4.12   Regulation as a Utility. . . . . . . . . . . . . . . . .  19
     Section 4.13   Vote Required. . . . . . . . . . . . . . . . . . . . . .  19
     Section 4.14   Accounting Matters . . . . . . . . . . . . . . . . . . .  19
     Section 4.15   Article Twelfth of KCPL's Restated Articles of
                     Consolidation . . . . . . . . . . . . . . . . . . . . .  20
     Section 4.16   Opinion of Financial Advisor . . . . . . . . . . . . . .  20
     Section 4.17   Insurance. . . . . . . . . . . . . . . . . . . . . . . .  20
     Section 4.18   KCPL Not a Related Person. . . . . . . . . . . . . . . .  20
     Section 4.19   Representations With Respect to Sub. . . . . . . . . . .  20

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF UCU . . . . . . . . . . . .  21
     Section 5.1    Organization and Qualification . . . . . . . . . . . . .  21
     Section 5.2    Subsidiaries . . . . . . . . . . . . . . . . . . . . . .  21
     Section 5.3    Capitalization . . . . . . . . . . . . . . . . . . . . .  22
     Section 5.4    Authority; Non-Contravention; Statutory Approvals;
                     Compliance. . . . . . . . . . . . . . . . . . . . . . .  23
     Section 5.5    Reports and Financial Statements . . . . . . . . . . . .  24
     Section 5.6    Absence of Certain Changes or Events . . . . . . . . . .  25

     Section 5.7    Litigation . . . . . . . . . . . . . . . . . . . . . . .  25
     Section 5.8    Registration Statement and Proxy Statement . . . . . . .  25
     Section 5.9    Tax Matters. . . . . . . . . . . . . . . . . . . . . . .  26
     Section 5.10   Employee Matters; ERISA. . . . . . . . . . . . . . . . .  27
     Section 5.11   Environmental Protection . . . . . . . . . . . . . . . .  29
     Section 5.12   Regulation as a Utility. . . . . . . . . . . . . . . . .  31
     Section 5.13   Vote Required. . . . . . . . . . . . . . . . . . . . . .  31
     Section 5.14   Accounting Matters . . . . . . . . . . . . . . . . . . .  31
     Section 5.15   Article Eight of UCU's Certificate of Incorporation. . .  31
     Section 5.16   Opinion of Financial Advisor . . . . . . . . . . . . . .  31
     Section 5.17   Insurance. . . . . . . . . . . . . . . . . . . . . . . .  31
     Section 5.18   UCU Not an Interested Shareholder. . . . . . . . . . . .  32
     Section 5.19   Cash Resources for Redemption of UCU Preferred Stock . .  32

ARTICLE VI     CONDUCT OF BUSINESS PENDING THE MERGERS . . . . . . . . . . .  32
     Section 6.1    Covenants of the Parties . . . . . . . . . . . . . . . .  32

ARTICLE VII    ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . .  39
     Section 7.1    Access to Information. . . . . . . . . . . . . . . . . .  39
     Section 7.2    Joint Proxy Statement and Registration Statement . . . .  39
     Section 7.3    Regulatory Matters . . . . . . . . . . . . . . . . . . .  40
     Section 7.4    Shareholder Approval . . . . . . . . . . . . . . . . . .  41
     Section 7.5    Directors' and Officers' Indemnification . . . . . . . .  41
     Section 7.6    Public Announcements . . . . . . . . . . . . . . . . . .  43
     Section 7.7    Rule 145 Affiliates. . . . . . . . . . . . . . . . . . .  43
     Section 7.8    Employee Agreements and Workforce Matters. . . . . . . .  43
     Section 7.9    Employee Benefit Plans . . . . . . . . . . . . . . . . .  44
     Section 7.10   Stock Option and Other Stock Plans . . . . . . . . . . .  45
     Section 7.11   No Solicitations . . . . . . . . . . . . . . . . . . . .  47
     Section 7.12   Surviving Corporation Board of Directors . . . . . . . .  48
     Section 7.13   Surviving Corporation Officers . . . . . . . . . . . . .  48
     Section 7.14   Employment Contracts . . . . . . . . . . . . . . . . . .  49
     Section 7.15   Post-Merger Operations . . . . . . . . . . . . . . . . .  49
     Section 7.16   Expenses . . . . . . . . . . . . . . . . . . . . . . . .  49
     Section 7.17   Further Assurances . . . . . . . . . . . . . . . . . . .  49
     Section 7.18   Termination of Company's Obligations . . . . . . . . . .  49

ARTICLE VIII   CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  49
     Section 8.1    Conditions to Each Party's Obligation to Effect the
                     Mergers . . . . . . . . . . . . . . . . . . . . . . . .  49
     Section 8.2    Conditions to Obligation of UCU to Effect the Mergers. .  51
     Section 8.3    Conditions to Obligation of KCPL and Sub to Effect the
                     Mergers . . . . . . . . . . . . . . . . . . . . . . . .  52

ARTICLE IX     TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . .  53
     Section 9.1    Termination. . . . . . . . . . . . . . . . . . . . . . .  53
     Section 9.2    Effect of Termination. . . . . . . . . . . . . . . . . .  55
     Section 9.3    Termination Fee; Expenses. . . . . . . . . . . . . . . .  55
     Section 9.4    Amendment. . . . . . . . . . . . . . . . . . . . . . . .  56
     Section 9.5    Waiver . . . . . . . . . . . . . . . . . . . . . . . . .  57

ARTICLE X      GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . .  57
     Section 10.1   Non-Survival; Effect of Representations and Warranties .  57
     Section 10.2   Brokers. . . . . . . . . . . . . . . . . . . . . . . . .  57
     Section 10.3   Notices. . . . . . . . . . . . . . . . . . . . . . . . .  57
     Section 10.4   Miscellaneous. . . . . . . . . . . . . . . . . . . . . .  59
     Section 10.5   Interpretation . . . . . . . . . . . . . . . . . . . . .  59
     Section 10.6   Counterparts; Effect . . . . . . . . . . . . . . . . . .  59
     Section 10.7   Parties' Interest. . . . . . . . . . . . . . . . . . . .  59
     Section 10.8   Waiver of Jury Trial and Certain Damages . . . . . . . .  60
     Section 10.9   Enforcement. . . . . . . . . . . . . . . . . . . . . . .  60

                            INDEX OF PRINCIPAL TERMS


Term                                                                        Page
- ----                                                                        ----

1935 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Acquisition Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
Affiliate Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Amendment Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Atomic Energy Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Cancelled Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Closing Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Committee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Confidentiality Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .39
Consolidating Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . 3
Consolidating Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Control. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
DLJ. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Environmental Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
Environmental Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
FERC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Final Order. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Governmental Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
Indemnified Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . .42
Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
Initial Termination Date . . . . . . . . . . . . . . . . . . . . . . . . . . .54
IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

Term                                                                        Page
- ----                                                                        ----

Joint Proxy/Registration Statement . . . . . . . . . . . . . . . . . . . . . .39
KCPL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
KCPL Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
KCPL Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
KCPL Cumulative Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . 8
KCPL Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
KCPL Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . .11
KCPL Incentive Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
KCPL Incentive Stock Plan. . . . . . . . . . . . . . . . . . . . . . . . . . .44
KCPL Joint Venture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
KCPL Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . .12
KCPL Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
KCPL No Par Preferred. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
KCPL Preference Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
KCPL Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
KCPL Required Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
KCPL Required Statutory Approvals. . . . . . . . . . . . . . . . . . . . . . .10
KCPL SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
KCPL Shareholders' Approval. . . . . . . . . . . . . . . . . . . . . . . . . .19
KCPL Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
KCPL Stock Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
KCPL Subsidiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Mergers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Merrill Lynch. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
MGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
NRC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
NYSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Original Merger Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . 1
PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
PCBs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Power Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
Representatives. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Sub. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Sub Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Term                                                                        Page
- ----                                                                        ----

Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Surviving Corporation Incentive Plan . . . . . . . . . . . . . . . . . . . . .45
Surviving Corporation Replacement Plans. . . . . . . . . . . . . . . . . . . .45
Surviving Corporation Stock Awards . . . . . . . . . . . . . . . . . . . . . .46
Surviving Corporation Stock Benefits . . . . . . . . . . . . . . . . . . . . .46
Surviving Corporation Stock Plan . . . . . . . . . . . . . . . . . . . . . . .45
Target Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56
Task Force . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
Tax Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Tax Ruling . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Three Year Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .59
UCU. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
UCU Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
UCU Class A Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .22
UCU Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
UCU Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . . .21
UCU Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
UCU Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .25
UCU Incentive Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
UCU Incentive Stock Plan . . . . . . . . . . . . . . . . . . . . . . . . . . .44
UCU Joint Venture. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
UCU Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . .25
UCU Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
UCU Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
UCU Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
UCU Required Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
UCU Required Statutory Approvals . . . . . . . . . . . . . . . . . . . . . . .23
UCU SEC Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
UCU Shareholders' Approval . . . . . . . . . . . . . . . . . . . . . . . . . .31
UCU Stock Awards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
UCU Stock Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
UCU Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
Violation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Voting Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

          AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of January 19, 1996 (the "ORIGINAL EXECUTION DATE"), as amended and restated as of May 20, 1996 (the "AMENDMENT DATE"), by and among Kansas City Power & Light Company, a Missouri corporation ("KCPL"), KC Merger Sub, Inc. ("SUB"), UtiliCorp United Inc., a Delaware corporation ("UCU"), and KC United Corp., a Delaware corporation (the "COMPANY").

          WHEREAS, KCPL, UCU and the Company have entered into an Agreement and Plan of Merger, dated as of January 19, 1996 (the "Original Merger Agreement"), and the parties to the Original Merger Agreement wish to amend and restate such Original Merger Agreement in its entirety, add Sub as a party thereto and eliminate the Company as a party thereto;

          WHEREAS, KCPL and UCU have determined to engage in a business combination as peer firms;

          WHEREAS, in furtherance thereof, the respective Boards of Directors of KCPL, Sub, UCU and the Company have approved this Agreement and the merger of Sub with and into UCU, with UCU being the surviving corporation (the "UCU MERGER"), and the Board of Directors of KCPL has approved the further merger of UCU (as the surviving corporation in the UCU Merger) with and into KCPL, with KCPL being the surviving corporation (the "CONSOLIDATING MERGER," and together with the UCU Merger, the "MERGERS");

          WHEREAS, it is intended that the Mergers shall be recorded for accounting purposes as a pooling-of-interests; and

          WHEREAS, for United States federal income tax purposes, it is intended that the Mergers together shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(b) of the Code.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                  ARTICLE I

                                 THE MERGERS

          Section 1.1 THE MERGERS. Upon the terms and subject to the conditions of this Agreement:

               (i)  THE UCU MERGER.  At the UCU Effective Time (as defined in
     SECTION 1.3), Sub shall be merged with and into UCU in accordance with the laws of the State of Delaware. UCU shall be the surviving corporation in the UCU Merger and shall continue its corporate existence under the laws of the State of Delaware. The effects and the consequences of the UCU Merger shall be as set forth in Section 1.2(a). The surviving corporation after the UCU Merger is sometimes referred to herein as the "UCU Surviving Corporation."

               (ii) THE CONSOLIDATING MERGER. At the Consolidating Effective Time (as defined in SECTION 1.3), UCU shall be merged with and into KCPL in accordance with the laws of the States of Missouri and Delaware. KCPL shall be the surviving corporation in the Consolidating Merger and shall continue its corporate existence under the laws of the State of Missouri. KCPL after the Consolidating Effective Time is sometimes referred to herein as the "Surviving Corporation." The effects and the consequences of the Consolidating Merger shall be as set forth in Section 1.2(b).

          Section 1.2 EFFECTS OF THE MERGERS. (a) At the UCU Effective Time, (i) the Certificate of Incorporation of UCU, as in effect immediately prior to the UCU Effective Time, shall be the Certificate of Incorporation of the UCU Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) the by-laws of UCU, as in effect immediately prior to the UCU Effective Time, shall be the by-laws of the UCU Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the UCU Surviving Corporation and such by-laws. Subject to the foregoing, the additional effects of the UCU Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

          (b) At the Consolidating Effective Time, (i) the Restated Articles of Consolidation of KCPL, as in effect immediately prior to the Consolidating Effective Time and as amended in respect of clause (iii) of this Section 1.2(b), shall be the Restated Articles of Consolidation of the Surviving Corporation until thereafter amended as provided by law and such Restated Articles of Consolidation, (ii) the by-laws of KCPL, as in effect immediately prior to the Consolidating Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the Restated Articles of Consolidation of the Surviving Corporation and such by-laws, and (iii) the name of the Surviving Corporation shall be such name as KCPL and UCU shall mutually agree. Subject to the foregoing, the additional effects of the Consolidating Merger shall be as provided in the applicable provisions of the DGCL and the Missouri General and Business Corporation Law (the "MGCL").

          Section 1.3 EFFECTIVE TIME OF THE MERGERS. On the Closing Date (as defined in SECTION 3.1), (a) with respect to the UCU Merger, a certificate of merger complying with the requirements of the DGCL shall be executed and filed by UCU and Sub with the Secretary of State of the State of Delaware, and (b) with respect to the Consolidating Merger, articles of merger shall be executed and filed by KCPL and the UCU Surviving Corporation with the Secretary of State of the State of Missouri pursuant to the MGCL and a certificate of merger shall be executed and filed by KCPL and the UCU Surviving Corporation with the Secretary of State of the State of Delaware pursuant to the DGCL. The UCU Merger shall become effective at the time specified in the certificate of merger filed with respect to the UCU Merger (the "UCU EFFECTIVE TIME"). The Consolidating Merger shall become effective at the later of (i) the time of the issuance of the certificate of merger with respect to the Consolidating Merger by the Secretary of State of the State of Missouri and (ii) the time that the certificate of merger filed with respect to the Consolidating Merger shall be duly filed with the Secretary of State of the State of Delaware (the "CONSOLIDATING EFFECTIVE TIME" or the "EFFECTIVE TIME"). The effective time specified in the certificate of merger to be filed with respect to the UCU Merger shall be prior to the effective time specified in the articles of merger and certificate of merger filed with respect to the Consolidating Merger.


                                  ARTICLE II

                              TREATMENT OF SHARES

          Section 2.1 EFFECT OF THE MERGERS ON CAPITAL STOCK. (a) As of the UCU Effective Time, by virtue of the UCU Merger and without any action on the part of any holder of any capital stock of UCU or Sub:

          (i)  CAPITAL STOCK OF UCU AND SUB.  Subject to Section 2.1(a)(ii) and
     Section 2.2, (x) each issued and outstanding share of Common Stock, $0.01 par value per share, of Sub ("SUB COMMON STOCK") will be converted into and become one fully paid and nonassessable share of Common Stock, $1.00 par value per share, of the UCU Surviving Corporation and (y) each issued and outstanding share of Common Stock, $1.00 par value per share, of UCU ("UCU COMMON STOCK"), (other than shares of UCU Common Stock owned by KCPL or UCU either directly or through a wholly owned Subsidiary (as defined in SECTION 4.1)), shall be converted into and become 1.0 (the "CONVERSION RATIO") fully paid and nonassessable shares of Common Stock, no par value, of KCPL ("KCPL COMMON STOCK"). All such shares of UCU Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate (as defined in SECTION 2.2(B)), formerly representing any such shares shall cease to have any rights with respect to such shares, except the right to receive shares of KCPL Common Stock to be issued in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2.

          (ii) CANCELLATION OF CERTAIN UCU COMMON STOCK. Any shares of UCU Common Stock that are owned by UCU as treasury stock or by KCPL or by any wholly owned Subsidiary of UCU or KCPL shall be cancelled and retired and shall cease to exist and no stock of KCPL or other consideration shall be issued or delivered in exchange therefor.

          (iii) REDEMPTION OF KCPL PREFERRED STOCK. Prior to the UCU Effective Time, the Board of Directors of KCPL shall call for redemption all outstanding shares of KCPL Preferred Stock (as defined in SECTION 4.3), at a redemption price equal to the amount set forth in the Restated Articles of Consolidation of KCPL, together with all dividends accrued and unpaid to the date of such redemption. All shares of KCPL Preferred Stock shall be redeemed so that no such shares shall be deemed to be outstanding at the UCU Effective Time or entitled to vote on the approval of this Agreement and the transactions contemplated hereby.

          (iv) REDEMPTION OF UCU PREFERRED STOCK. The Board of Directors of UCU shall take all action necessary to cause all outstanding shares of UCU Preferred Stock (as defined in SECTION 5.3) to be redeemed on March 3, 1997 or on such later date as KCPL and UCU shall mutually agree, at a redemption price equal to the amount set forth in the Certificate of Incorporation of UCU, together with all dividends accrued and unpaid to the date of such redemption. All shares of UCU Preferred Stock shall be redeemed so that no such shares shall be deemed to be outstanding at the UCU Effective Time or entitled to vote on the approval of this Agreement and the transactions contemplated hereby. The redemption price shall be paid in cash by UCU from its own cash resources or its own line of credit. UCU and KCPL agree that under no circumstances shall the payment of the redemption price be financed, guaranteed, secured, loaned, reimbursed or otherwise facilitated or provided directly or indirectly by KCPL or any of the KCPL Subsidiaries.

          (b) As of the Consolidating Effective Time, by virtue of the Consolidating Merger and without any action on the part of any holder of any capital stock of KCPL or the UCU Surviving Corporation, each issued and outstanding share of capital stock of the UCU Surviving Corporation shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

          Section 2.2    ISSUANCE OF NEW CERTIFICATES.

          (a) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the UCU Effective Time, KCPL shall deposit, in trust for the benefit of holders of Certificates, with such bank or trust company mutually agreeable to UCU and KCPL (the "EXCHANGE AGENT"), certificates representing shares of KCPL Common Stock required to effect the issuance referred to in Section 2.1(a)(i), together with cash payable in respect of fractional shares pursuant to Section 2.2(d).

          (b) ISSUANCE PROCEDURES. As soon as practicable after the UCU Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the UCU Effective Time represented outstanding shares of UCU Common Stock (the "CANCELLED SHARES") that were cancelled and became instead the right to receive shares of KCPL Common Stock (the "KCPL SHARES") pursuant to Section 2.1(a)(i):
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing KCPL Shares. Upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by agreement of KCPL and UCU), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive a certificate or certificates representing that number of whole KCPL Shares which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Cancelled Shares which is not registered in the transfer records of UCU, a certificate representing the proper number of KCPL Shares may be issued to a transferee if the Certificate representing such Cancelled Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the UCU Effective Time to represent only the right to receive upon such surrender the certificate representing KCPL Shares and cash in lieu of any fractional shares of KCPL Common Stock as contemplated by this Section 2.2.

          (c) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED SHARES. No dividends or other distributions declared or made after the UCU Effective Time with respect to KCPL Shares with a record date after the UCU Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the KCPL Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole KCPL Shares issued in consideration therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of KCPL Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the UCU Effective Time theretofore paid with respect to such whole KCPL Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the UCU Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole KCPL Shares.

          (d) NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of KCPL Common Stock shall be issued upon the surrender for exchange of

Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of KCPL Common Stock. A holder of UCU Common Stock who would otherwise have been entitled to a fractional share of KCPL Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the average of the last reported sales price, regular way, per share of KCPL Common Stock on the New York Stock Exchange ("NYSE") Composite Tape for the five business days prior to and including the last business day on which KCPL Common Stock was traded on the NYSE, without any interest thereon.

          (e) BOOK ENTRY. Notwithstanding any other provision of this Agreement, the letter of transmittal referred to in Section 2.2(b) may, at the option of KCPL, provide for the ability of a holder of one or more Certificates to elect that KCPL Shares to be received in exchange for the Cancelled Shares formerly represented by such surrendered Certificates be issued in uncertificated form or to elect that such KCPL Shares be credited to an account established for the holder under the dividend reinvestment and stock purchase plan of KCPL.

          (f) CLOSING OF TRANSFER BOOKS. From and after the UCU Effective Time, the stock transfer books of UCU shall be closed and no registration of any transfer of any capital stock of UCU shall thereafter be made on the records of UCU. If, after the UCU Effective Time, Certificates are presented to KCPL, they shall be cancelled and exchanged for certificates representing the appropriate number of KCPL Shares, as provided in this Section 2.2.

          (g) TERMINATION OF EXCHANGE AGENT. Any certificates representing KCPL Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within one year after the UCU Effective Time pursuant to this Section
2.2 shall be returned by the Exchange Agent to KCPL, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the UCU Effective Time shall be returned to KCPL; after which time any holder of unsurrendered Certificates shall look as a general creditor only to KCPL for payment of such funds to which such holder may be due, subject to applicable law. KCPL shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. As used in this Agreement, the term "PERSON" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

                                  ARTICLE III

                                  THE CLOSING

          Section 3.1 CLOSING. The closing of the Mergers (the "CLOSING") shall take place at the offices of Blackwell Sanders Matheny Weary & Lombardi L.C., 2300 Main, Suite 1100, Kansas City, Missouri 64108 at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time, date and place as KCPL and UCU shall mutually agree (the "CLOSING DATE"); PROVIDED, HOWEVER, that the Closing Date shall not occur before March 3, 1997.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF KCPL AND SUB

          KCPL makes the representations and warranties to UCU contained in Sections 4.1 to 4.18 hereof. KCPL and Sub make the representations and warranties to UCU contained in Section 4.19 hereof. Notwithstanding anything in this Agreement to the contrary, any representation or warranty which is qualified by reference to the KCPL Disclosure Schedule (as defined in SECTION
4.1 hereof) shall be deemed to be made as of the Original Execution Date. To the extent that the KCPL Disclosure Schedule would be incomplete or inaccurate as of the Original Execution Date by virtue of the change in structure of the Mergers reflected in this Agreement as compared to the Original Merger Agreement, KCPL shall deliver a revised or updated KCPL Disclosure Schedule not later than 30 days after the Amendment Date and any changes reflected in such revised or updated KCPL Disclosure Schedule shall be deemed to be made as of the Original Execution Date. KCPL shall have no obligation to update the KCPL Disclosure Schedule for any changes of facts or circumstances other than those resulting from a change in the structure of the Mergers as set forth above.

          Section 4.1    ORGANIZATION AND QUALIFICATION.  Except as set forth in
Section 4.1 of the schedule delivered by KCPL on the Original Execution Date (the "KCPL DISCLOSURE SCHEDULE"), KCPL and each of the other KCPL Subsidiaries (as defined below) and, to the knowledge of KCPL, each of the KCPL Joint Ventures (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on KCPL and the KCPL Subsidiaries taken as a whole. As used in this Agreement, (a) the term "SUBSIDIARY" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corpora-tion or entity shall at the time be held, directly or indirectly, by such person, (b) the term "KCPL SUBSIDIARY" shall mean a Subsidiary of KCPL including Sub (it being understood that references to "Subsidiary" or "KCPL Subsidiary" made with respect to a date when Sub was not in existence shall not be deemed to include Sub), and (c) the term "KCPL JOINT VENTURE" shall mean each entity identified as such on Section 4.1 of the KCPL Disclosure Schedule.

          Section 4.2 SUBSIDIARIES. Section 4.2 of the KCPL Disclosure Schedule sets forth a list as of the Original Execution Date of (a) all the KCPL Subsidiaries and (b) all other entities in which KCPL has an aggregate equity investment in excess of $25 million. Except as set forth in Section 4.2 of the KCPL Disclosure Schedule, neither KCPL nor any of the KCPL Subsidiaries is a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 ACT"), respectively and none of the KCPL Subsidiaries is a "public utility company" within the meaning of Section 2(a)(5) of the 1935 Act. Except as set forth in
Section 4.2 of the KCPL Disclosure Schedule, all of the issued and outstanding shares of capital stock of each KCPL Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by KCPL free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such KCPL Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

          Section 4.3 CAPITALIZATION. As of the Original Execution Date, the authorized capital stock of KCPL consists of 150,000,000 shares of KCPL Common Stock, without par value, 404,357 shares of Cumulative Preferred Stock, par value $100.00 per share ("KCPL CUMULATIVE PREFERRED"), 1,572,000 shares of Cumulative No Par Preferred Stock, without par value ("KCPL NO PAR PREFERRED"), and 11,000,000 shares of Preference Stock, without par value ("KCPL PREFERENCE STOCK") (KCPL Cumulative Preferred, KCPL No Par Preferred and KCPL Preference Stock hereinafter collectively referred to as the "KCPL PREFERRED STOCK"). At the close of business on December 31, 1995, (i) 61,908,726 shares of KCPL Common Stock were issued, not more than 10,000,000 shares of KCPL Common Stock were reserved for issuance pursuant to KCPL's Long Term Incentive Plan and Employee Savings Plus Plan (401(k) Plan) and Dividend Reinvestment Plan (such Plans, collectively, the "KCPL STOCK PLANS"), (ii) 6,643 shares of KCPL Common Stock were held by KCPL in its treasury or by its wholly owned Subsidiaries,
(iii) 404,357 shares of KCPL Cumulative Preferred were issued and of such issued shares, 3,192 were held by KCPL in its treasury or by its wholly owned Subsidiaries, (iv) 500,000 shares of KCPL No Par Preferred were outstanding and none were held by KCPL or its Subsidiaries in its treasury, (v) no shares of KCPL Preference Stock were outstanding and (vi) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("VOTING DEBT"), were issued or outstanding. All outstanding shares of KCPL Common Stock and KCPL Preferred Stock are validly issued, fully paid and nonassessable and are not
subject to preemptive rights.   As of the Original Execution Date, except as
set forth in Section 4.3 of the KCPL Disclosure Schedule or pursuant to this Agreement and the KCPL Stock Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which KCPL or any material KCPL Subsidiary is a party or by which it is bound obligating KCPL or any material KCPL Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of KCPL or any material KCPL Subsidiary or obligating KCPL or any material KCPL Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in
Section 4.3 of the KCPL Disclosure Schedule, or other than in connection with the KCPL Stock Plans, after the UCU Effective Time, there will be no option, warrant, call, right, commitment or agreement obligating KCPL or any material KCPL Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of KCPL or any material KCPL Subsidiary, or obligating KCPL or any material KCPL Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          Section 4.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

          (a) AUTHORITY. KCPL has all requisite power and authority to enter into this Agreement and, subject to the receipt of the applicable KCPL Shareholders' Approval (as defined in SECTION 4.13) and the applicable KCPL Required Statutory Approvals (as defined in SECTION 4.4(C)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by KCPL of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of KCPL, subject to obtaining the applicable KCPL Shareholders' Approval. This Agreement has been duly and validly executed and delivered by KCPL and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of KCPL enforceable against it in accordance with the terms of this Agreement.

          (b) NON-CONTRAVENTION. Except as set forth in Section 4.4(b) of the KCPL Disclosure Schedule, the execution and delivery of this Agreement by KCPL does not, and the consummation of the transactions contemplated hereby will not, in any respect, violate, conflict with or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, is referred to herein as a "VIOLATION" with respect to KCPL and such term when used in Article V having a correlative meaning with respect to UCU) pursuant to any provisions of (i) the Restated Articles of Consolidation, by-laws or similar governing documents of KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures, (ii) subject to obtaining the KCPL Required Statutory Approvals and the receipt of the KCPL Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in SECTION 4.4(C)) applicable to KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the KCPL Disclosure Schedule (the
"KCPL REQUIRED CONSENTS"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have a KCPL
Material Adverse Effect (as defined in SECTION 4.6).

          (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "GOVERNMENTAL AUTHORITY") is necessary for the execution and delivery of this Agreement by KCPL or the consummation by KCPL of the transactions contemplated hereby except as described in Section 4.4(c) of the KCPL Disclosure Schedule or the failure of which to obtain would not result in a KCPL Material Adverse Effect (the "KCPL REQUIRED STATUTORY APPROVALS," it being understood that references in this Agreement to "obtaining" such KCPL Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          (d)  COMPLIANCE.  Except as set forth in Section 4.4(d), Section 4.7,
Section 4.10 or Section 4.11 of the KCPL Disclosure Schedule, or as disclosed in the KCPL SEC Reports (as defined in SECTION 4.5) filed prior to the Original Execution Date, neither KCPL nor any of the KCPL Subsidiaries nor, to the knowledge of KCPL, any KCPL Joint Venture is in violation of, is, to the knowledge of KCPL, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a KCPL Material Adverse Effect. Except as set forth in Section 4.4(d) of the KCPL Disclosure Schedule or in Section 4.11 of the KCPL Disclosure Schedule, or as expressly disclosed in the KCPL SEC Reports, KCPL and the KCPL Subsidiaries and, to the knowledge of KCPL, the KCPL Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of KCPL and the KCPL Subsidiaries. Except as set forth in Section 4.4(d) of the KCPL Disclosure Schedule, KCPL and each of the

KCPL Subsidiaries and, to the knowledge of KCPL, the KCPL Joint Ventures is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by KCPL or any KCPL Subsidiary or, to the knowledge of KCPL, KCPL Joint Venture under (i) its articles of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which KCPL or any KCPL Subsidiary or KCPL Joint Venture is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a KCPL Material Adverse Effect.

          Section 4.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by KCPL and the KCPL Subsidiaries and KCPL Joint Ventures since January 1, 1991 under the Securities Act of 1933, as amended (the "SECURITIES ACT"); the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); the 1935 Act; the Federal Power Act (the "POWER ACT"); the Atomic Energy Act of 1954, as amended (the "ATOMIC ENERGY ACT") and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear Regulatory Commission ("NRC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made would not result in a KCPL Material Adverse Effect. KCPL has made available to UCU a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed with the SEC by KCPL pursuant to the requirements of the Securities Act or Exchange Act since January 1, 1991 (as such documents have since the time of their filing been amended, the "KCPL SEC REPORTS"). As of their respective dates, the KCPL SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of KCPL included in the KCPL SEC Reports (collectively, the "KCPL FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of KCPL as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Restated Articles of Consolidation and by-laws of KCPL, as in effect on the Original Execution Date, are included (or incorporated by reference) in the KCPL SEC Reports.

          Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the KCPL SEC Reports filed prior to the Original Execution Date or as set forth in Section 4.6 of the KCPL Disclosure Schedule, since December 31, 1994, KCPL and each of the KCPL Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of KCPL and the KCPL Subsidiaries taken as a whole (a "KCPL MATERIAL ADVERSE EFFECT").

          Section 4.7 LITIGATION. Except as disclosed in the KCPL SEC Reports filed prior to the Original Execution Date or as set forth in Section 4.7, Section 4.9 or Section 4.11 of the KCPL Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of KCPL, threatened, nor are there, to the knowledge of KCPL, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, the KCPL Joint Ventures which would have a KCPL Material Adverse Effect, (b) there have not been any significant developments since December 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have a KCPL Material Adverse Effect and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, applicable to any of the KCPL Joint Ventures, except for such that would not have a KCPL Material Adverse Effect.

          Section 4.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of KCPL for inclusion or incorporation by reference in (a) the registration statement on Form S-4 or any post-effective amendment to a registration statement on Form S-4 to be filed with the SEC by KCPL in connection with the issuance of shares of KCPL Common Stock in the UCU Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the joint proxy statement, in definitive form, relating to the meetings of KCPL and UCU shareholders to be held in connection with the Mergers and the transactions related thereto (the "PROXY STATEMENT") will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section 4.9 TAX MATTERS. "TAXES," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, AD VALOREM, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "TAX RETURN," as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes KCPL or any KCPL Subsidiary or UCU or any UCU Subsidiary, as the case may be.

          Except as set forth in Section 4.9 of the KCPL Disclosure Schedule:

          (a) FILING OF TIMELY TAX RETURNS. KCPL and each of the KCPL Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law, except for those the failure of which to file would not have a KCPL Material Adverse Effect. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

          (b) PAYMENT OF TAXES. KCPL and each of the KCPL Subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

          (c) TAX RESERVES. KCPL and the KCPL Subsidiaries have established on their books and records reserves adequate to pay all material Taxes and reserves for deferred income taxes in accordance with GAAP.

          (d) TAX LIENS. There are no Tax liens upon the assets of KCPL or any of the KCPL Subsidiaries except liens for Taxes not yet due.

          (e) WITHHOLDING TAXES. KCPL and each of the KCPL Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

          (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither KCPL nor any of the KCPL Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither KCPL nor any of the KCPL Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          (h) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of KCPL or any of the KCPL Subsidiaries.

          (i) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by KCPL or any of the KCPL Subsidiaries concerning any Tax matter.

          (j) TAX RULINGS. Neither KCPL nor any of the KCPL Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "TAX RULING," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "CLOSING AGREEMENT," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

          (k) AVAILABILITY OF TAX RETURNS. KCPL has made available to UCU complete and accurate copies of (i) all federal and state income Tax Returns for open years, and any amendments thereto, filed by KCPL or any of the KCPL Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any taxing authority relating to any Tax Return filed by KCPL or any of the KCPL Subsidiaries and (iii) any Closing Agreements entered into by KCPL or any of the KCPL Subsidiaries with any taxing authority.

          (l) TAX SHARING AGREEMENTS. Neither KCPL nor any KCPL Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

          (m) CODE SECTION 280G. Neither KCPL nor any of the KCPL Subsidiaries is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that would be non-deductible pursuant to Section 162(m) of the Code.

          (n) LIABILITY FOR OTHERS. None of KCPL or any of the KCPL Subsidiaries has any liability for Taxes of any person other than KCPL and the KCPL Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or (iii) otherwise.

          (o) SECTION 341(f). Neither KCPL nor any of the KCPL Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by KCPL or any of the KCPL Subsidiaries.

          Section 4.10   EMPLOYEE MATTERS; ERISA.  Except as set forth in
Section 4.10 of the KCPL Disclosure Schedule:

          (a) BENEFIT PLANS. Section 4.10(a) of the KCPL Disclosure Schedule contains a true and complete list of each written or oral material employee benefit plan, policy or agreement covering employees, former employees or directors of KCPL and each of the KCPL Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any severance or change in control agreement (collectively, the "KCPL BENEFIT PLANS").

          (b) CONTRIBUTIONS. All material contributions and other payments required to be made by KCPL or any of the KCPL Subsidiaries to any KCPL Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the KCPL Financial Statements.

          (c) QUALIFICATION; COMPLIANCE. Each of the KCPL Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified, and, to the best knowledge of KCPL, no circumstances exist that are reasonably expected by KCPL to result in the revocation of any such determination. KCPL is in compliance in all material respects with, and each of the KCPL Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each KCPL Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. No prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any KCPL Benefit Plan, and which could give rise to liability on the part of KCPL, any KCPL Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to KCPL or would be material to KCPL if it were KCPL's liability.

          (d) LIABILITIES. With respect to the KCPL Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of KCPL, there does not now exist any condition or set of circumstances, that could subject KCPL or any of the KCPL Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which KCPL or any of the KCPL Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

          (e) WELFARE PLANS. None of the KCPL Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provide for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

          (f) DOCUMENTS MADE AVAILABLE. KCPL has made available to UCU a true and correct copy of each collective bargaining agreement to which KCPL or any of the KCPL Subsidiaries is a party or under which KCPL or any of the KCPL Subsidiaries has obligations and, with respect to each KCPL Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such KCPL Benefit Plan, and (v) the most recent actuarial report or valuation.

          (g) PAYMENTS RESULTING FROM THE MERGERS. The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of any officers, directors, employees or agents of KCPL or any of the KCPL Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, any of the KCPL Joint Ventures, to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or
(ii) benefit under any KCPL Benefit Plan being established or becoming accelerated, vested or payable.

          (h) LABOR AGREEMENTS. As of the Original Execution Date, neither KCPL nor any of the KCPL Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of KCPL, as of the Original Execution Date, there is no current union representation question involving employees of KCPL or any of the KCPL Subsidiaries, nor does KCPL know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the KCPL SEC Reports filed prior to the Original Execution Date or except to the extent such would not have a KCPL Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against KCPL or any of the KCPL Subsidiaries pending, or to the best knowledge of KCPL, threatened, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending or, to the best knowledge of KCPL, threatened against or involving KCPL, and
(iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of KCPL, threatened in respect of which any director, officer, employee or agent of KCPL or any of the KCPL Subsidiaries is or may be entitled to claim indemnification from KCPL or such KCPL Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in the indemnification agreements listed in Section 4.10(h) of the KCPL Disclosure Schedule.

          Section 4.11   ENVIRONMENTAL PROTECTION.

          (a) Except as set forth in Section 4.11 of the KCPL Disclosure Schedule or in the KCPL SEC Reports filed prior to the Original Execution Date:

               (i) COMPLIANCE. KCPL and each of the KCPL Subsidiaries and, to the knowledge of KCPL, the KCPL Joint Ventures is in compliance with all applicable Environmental Laws (as defined in Section 4.11(c)(ii)) except where the failure to so comply would not have a KCPL Material Adverse Effect, and neither KCPL nor any of the KCPL Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures is not in such compliance with applicable Environmental Laws. To the best knowledge of KCPL, compliance with all applicable Environmental Laws including, without limitation, all laws relating to the storage, handling, use and disposal of nuclear fuel or wastes, will not require KCPL or any KCPL Subsidiary or, to the knowledge of KCPL, any KCPL Joint Venture to incur costs beyond that currently budgeted in the five KCPL fiscal years beginning with January 1, 1996 that will be reasonably likely to result in a KCPL Material Adverse Effect, including but not limited to the costs of KCPL and KCPL Subsidiary and KCPL Joint Venture pollution control equipment or equipment for the storage, handling, use or disposal of nuclear fuel or wastes, required or known to be required in the future.

               (ii) ENVIRONMENTAL PERMITS. KCPL and each of the KCPL Subsidiaries and, to the knowledge of KCPL, the KCPL Joint Ventures has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have a KCPL Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and KCPL and the KCPL Subsidiaries and, to the knowledge of KCPL, the KCPL Joint Ventures are in material compliance with all terms and conditions of the Environmental Permits.

               (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim (as defined in SECTION 4.11(C)(I)) which would have a KCPL Material Adverse Effect pending (A) against KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, any of the KCPL Joint Ventures, (B) to the best knowledge of KCPL, against any person or entity whose liability for any Environmental Claim KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, any of the KCPL Joint Ventures has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, any of the KCPL Joint Ventures owns, leases or manages, in whole or in part.

               (iv) RELEASES. KCPL has no knowledge of any Releases (as defined in SECTION 4.11(C)(IV)) of any Hazardous Material (as defined in SECTION 4.11(C)(III)) that would be reasonably likely to form the basis of any Environmental Claim against KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures, or against any person or entity whose liability for any Environmental Claim KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a KCPL Material Adverse Effect.

               (v) PREDECESSORS. KCPL has no knowledge, with respect to any predecessor of KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures, of any Environmental Claim which would have a KCPL Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a KCPL Material Adverse Effect.

          (b) DISCLOSURE. To KCPL's best knowledge, KCPL has disclosed in writing to UCU all facts which KCPL reasonably believes form the basis of an Environmental Claim which would have a KCPL Material Adverse Effect arising from
(i) the cost of KCPL pollution control equipment currently required or known to be required in the future, (ii) current KCPL remediation costs or KCPL remediation costs known to be required in the future or (iii) any other environmental matter affecting KCPL.

          (c)  DEFINITIONS.  As used in this Agreement:

               (i) "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from
     (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by KCPL or any of the KCPL Subsidiaries or KCPL Joint Ventures (for purposes of this Section 4.11) or by UCU or any of the UCU Subsidiaries or UCU Joint Ventures (for purposes of Section 5.11); or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

               (ii) "ENVIRONMENTAL LAWS" means all federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

               (iii) "HAZARDOUS MATERIALS" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBS"); (B) any chemicals, materials or substances which are now defined as or included in the definition of "HAZARDOUS SUBSTANCES," "HAZARDOUS WASTES," "HAZARDOUS MATERIALS," "EXTREMELY HAZARDOUS WASTES," "RESTRICTED HAZARDOUS WASTES," "TOXIC SUBSTANCES," "TOXIC POLLUTANTS," or words of similar import under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which KCPL or any of the KCPL Subsidiaries operates (for purposes of this Section 4.11) or in which UCU or any of the UCU Subsidiaries operates (for purposes of Section 5.11).

               (iv) "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          Section 4.12 REGULATION AS A UTILITY. KCPL is regulated as a public utility in the States of Kansas and Missouri and in no other state. Except as set forth in Section 4.12 of the KCPL Disclosure Schedule, neither KCPL nor any "subsidiary company" or "affiliate" (as each such term is defined in the 1935
Act) of KCPL is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

          Section 4.13 VOTE REQUIRED. Provided that the KCPL Preferred Stock has been redeemed pursuant to Section 2.1, the approval of the issuance of the shares of KCPL Common Stock to be issued in the UCU Merger by a majority of the shares of KCPL Common Stock voting on such approval where the total number of votes cast represents over 50 percent of all shares of KCPL Common Stock outstanding on the record date for the meeting at which such vote is taken (the "KCPL SHAREHOLDERS' APPROVAL") is the only vote of the holders of any class or series of the capital stock of KCPL or any of its Subsidiaries that is required to approve this Agreement, the Mergers and the other transactions contemplated hereby.

          Section 4.14 ACCOUNTING MATTERS. Neither KCPL, nor, to KCPL's best knowledge, any of its Affiliates have taken or agreed to take any action that would prevent Surviving Corporation from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regula-tions. As used in this Agreement, the term "AFFILIATE," except where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "CONTROL"
(including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          Section 4.15 ARTICLE TWELFTH OF KCPL'S RESTATED ARTICLES OF CONSOLIDATION. The provisions of Article Twelfth of KCPL's Restated Articles of Consolidation will not, prior to the termination of this Agreement, assuming the accuracy of the representation contained in Section 5.18 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Mergers or to the transactions contemplated hereby.

          Section 4.16 OPINION OF FINANCIAL ADVISOR. KCPL has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MERRILL LYNCH"), dated as of the Amendment Date, to the effect that, as of the date thereof, the Conversion Ratio is fair from a financial point of view to the holders of KCPL Common Stock.

          Section 4.17 INSURANCE. Except as set forth in Section 4.17 of the KCPL Disclosure Schedule, KCPL and each of the KCPL Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by KCPL and the KCPL Subsidiaries during such time period. Except as set forth in
Section 4.17 of the KCPL Disclosure Schedule, neither KCPL nor any of the KCPL Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of KCPL or any of the KCPL Subsidiaries. The insurance policies of KCPL and each of the KCPL Subsidiaries are valid and enforceable policies in all material respects.

          Section 4.18 KCPL NOT A RELATED PERSON. As of the Original Execution Date, neither KCPL nor, to KCPL's reasonable knowledge, any of its Affiliates, is a "Related Person" as such term is defined in Article Eight of UCU's Certificate of Incorporation.

          Section 4.19 REPRESENTATIONS WITH RESPECT TO SUB. KCPL and Sub represent and warrant to UCU as follows:

          (a) Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has conducted its operations only as contemplated hereby and has no Subsidiaries.

          (b) As of the Amendment Date, the authorized capital stock of Sub consists of 1000 shares of Sub Common Stock, all of which are validly issued, fully paid and nonassessable and are owned by KCPL.

          (c) Sub has all requisite power and authority to enter into this Agreement and, subject to the receipt of the applicable KCPL Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sub. This Agreement has been duly and validly executed and delivered by Sub and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of Sub enforceable against it in accordance with the terms of this Agreement.


                                  ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF UCU

          UCU makes the following representations and warranties to KCPL. Notwithstanding anything in this Agreement to the contrary, any representation or warranty which is qualified by reference to the UCU Disclosure Schedule (as defined in SECTION 5.1 hereof) shall be deemed to be made as of the Original Execution Date. To the extent that the UCU Disclosure Schedule would be incomplete or inaccurate as of the Original Execution Date by virtue of the change in structure of the Mergers reflected in this Agreement as compared to the Original Merger Agreement, UCU shall deliver a revised or updated UCU Disclosure Schedule not later than 30 days after the Amendment Date and any changes reflected in such revised or updated UCU Disclosure Schedule shall be deemed to be made as of the Original Execution Date. UCU shall have no obligation to update the UCU Disclosure Schedule for any changes of facts or circumstances other than those resulting from a change in the structure of the Mergers as set forth above.

          Section 5.1    ORGANIZATION AND QUALIFICATION.  Except as set forth in
Section 5.1 of the schedule delivered by UCU on the Original Execution Date (the "UCU DISCLOSURE SCHEDULE"), UCU and each of the UCU Subsidiaries (as defined below) and, to the knowledge of UCU, each of the UCU Joint Ventures (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on UCU and the UCU Subsidiaries taken as a whole. As used in this Agreement, (a) the term "UCU SUBSIDIARY" shall mean a Subsidiary of UCU, and (b) the term "UCU JOINT VENTURE" shall mean each entity identified as such on Section 5.1 of the UCU Disclosure Schedule.

          Section 5.2 SUBSIDIARIES. Section 5.2 of the UCU Disclosure Schedule sets forth a list as of the Original Execution Date of (a) all the UCU Subsidiaries and (b) all other entities in which UCU has an aggregate equity investment in excess of $25 million. Except as set forth in Section 5.2 of the UCU Disclosure Schedule, neither UCU nor any of the UCU Subsidiaries is a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively, and none of the UCU Subsidiaries is a "public utility company" within the meaning of Section 2(a)(5) of the 1935
Act. Except as set forth in Section 5.2 of the UCU Disclosure Schedule, all of the issued and outstanding shares of capital stock of each UCU Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by UCU free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such UCU Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

          Section 5.3 CAPITALIZATION. As of the Original Execution Date, the authorized capital stock of UCU consists of 100,000,000 shares of UCU Common Stock, par value $1.00 per share, 20,000,000 shares of Class A Common Stock, par value $1.00 per share ("UCU CLASS A COMMON STOCK"), and 10,000,000 shares of Preference Stock, without par value ("UCU PREFERRED STOCK"). At the close of business on December 31, 1995, (i) 45,980,814 shares of UCU Common Stock were issued, not more than 10,000,000 shares of UCU Common Stock were reserved for issuance pursuant to UCU's Employee Stock Purchase Plan, 1986 Stock Incentive Plan, 1992 Employee Non-Qualified Stock Option Plan, Bond Dividend Reinvestment Plan, Non-Employee Director Plan, Dividend Reinvestment and Common Stock Purchase Plan and 401(k) and Employee Stock Contribution Plan (such Plans, collectively, the "UCU STOCK PLANS") and conversion of UCU's Convertible Subordinated Debentures, (ii) 4252 shares of UCU Common Stock were held by UCU in its treasury or by its wholly owned Subsidiaries, (iii) no shares of UCU Class A Common Stock were issued or held by UCU or its Subsidiaries in its treasury, (iv) 1,000,000 shares of UCU Preferred Stock were issued and of such issued shares, none were held by UCU in its treasury or by its wholly owned Subsidiaries and (v) except for UCU's Convertible Subordinated Debentures, due July 1, 2011, no Voting Debt is issued or outstanding. All outstanding shares of UCU Common Stock and UCU Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the Original Execution Date, except as set forth in Section 5.3 of the UCU Disclosure Schedule or pursuant to this Agreement and the UCU Stock Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which UCU or any material UCU Subsidiary is a party or by which it is bound obligating UCU or any material UCU Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of UCU or any material UCU Subsidiary or obligating UCU or any material UCU Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section
5.3 of the UCU Disclosure Schedule, or other than in connection with the UCU Stock Plans, after the UCU Effective Time, there will be no option, warrant, call, right, commitment or agreement obligating UCU or any material UCU Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of UCU or any material UCU Subsidiary, or obligating UCU or any material UCU Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          Section 5.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

          (a) AUTHORITY. UCU has all requisite power and authority to enter into this Agreement and, subject to the receipt of the applicable UCU Shareholders' Approval (as defined in SECTION 5.13) and the applicable UCU Required Statutory Approvals (as defined in SECTION 5.4(C)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by UCU of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of UCU, subject to obtaining the applicable UCU Shareholders' Approval. This Agreement has been duly and validly executed and delivered by UCU and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of UCU enforceable against it in accordance with its terms.

          (b) NON-CONTRAVENTION. Except as set forth in Section 5.4(b) of the UCU Disclosure Schedule, the execution and delivery of this Agreement by UCU does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of UCU or any of the UCU Subsidiaries or the UCU Joint Ventures, (ii) subject to obtaining the UCU Required Statutory Approvals and the receipt of the UCU Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to UCU or any of the UCU Subsidiaries or the UCU Joint Ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 5.4(b) of the UCU Disclosure Schedule (the "UCU REQUIRED CONSENTS"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which UCU or any of the UCU Subsidiaries or the UCU Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have a UCU Material Adverse Effect (as defined in SECTION 5.6 ).

          (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by UCU or the consummation by UCU of the transactions contemplated hereby except as described in Section 5.4(c) of the UCU Disclosure Schedule or the failure of which to obtain would not result in a UCU Material Adverse Effect (the "UCU REQUIRED STATUTORY APPROVALS," it being understood that references in this Agreement to "obtaining" such UCU Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          (d)  COMPLIANCE.  Except as set forth in Section 5.4(d), Section 5.7,
Section 5.10 or Section 5.11 of the UCU Disclosure Schedule, or as disclosed in the UCU SEC Reports (as defined in SECTION 5.5) filed prior to the Original Execution Date, neither UCU nor any of the UCU Subsidiaries nor, to the knowledge of UCU, any UCU Joint Venture is in violation of, is, to the knowledge of UCU, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a UCU Material Adverse Effect. Except as set forth in Section 5.4(d) of the UCU Disclosure Schedule or in Section 5.11 of the UCU Disclosure Schedule, or as expressly disclosed in the UCU SEC Reports, UCU and the UCU Subsidiaries and, to the knowledge of UCU, the UCU Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of UCU and the UCU Subsidiaries. Except as set forth in Section 5.4(d) of the UCU Disclosure Schedule, UCU and each of the UCU Subsidiaries and, to the knowledge of UCU, UCU Joint Ventures is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by UCU or any UCU Subsidiary or, to the knowledge of UCU, UCU Joint Venture under (i) its certificate of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which UCU or any UCU Subsidiary or UCU Joint Venture is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a UCU Material Adverse Effect.

          Section 5.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by UCU and the UCU Subsidiaries and UCU Joint Ventures since January 1, 1991 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act and applicable state public utility laws and regulations have been filed with the SEC, the FERC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made would not result in a UCU Material Adverse Effect. UCU has made available to KCPL a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed with the SEC by UCU and by Aquila Gas Pipeline Corporation pursuant to the requirements of the Securities Act or Exchange Act since January 1, 1991 (as such documents have since the time of their filing been amended, the "UCU SEC REPORTS"). As of their respective dates, the UCU SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of UCU and Aquila Gas Pipeline Corporation included in the UCU SEC Reports (collectively, the "UCU FINANCIAL STATEMENTS") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of UCU and Aquila Gas Pipeline Corporation as of the dates thereof and the results of their respective operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Certificate of Incorporation and by-laws of UCU and Aquila Gas Pipeline Corporation, as in effect on the Original Execution Date, are included (or incorporated by reference) in the UCU SEC Reports.

          Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the UCU SEC Reports filed prior to the Original Execution Date or as set forth in Section 5.6 of the UCU Disclosure Schedule, since December 31, 1994, UCU and each of the UCU Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of UCU and the UCU Subsidiaries taken as a whole (a "UCU MATERIAL ADVERSE EFFECT").


          Section 5.7 LITIGATION. Except as disclosed in the UCU SEC Reports filed prior to the Original Execution Date or as set forth in Section 5.7,
Section 5.9 or Section 5.11 of the UCU Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of UCU, threatened, nor are there, to the knowledge of UCU, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, the UCU Joint Ventures which would have a UCU Material Adverse Effect, (b) there have not been any significant developments since December 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have a UCU Material Adverse Effect and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, applicable to any of the UCU Joint Ventures, except for such that would not have a UCU Material Adverse Effect.

          Section 5.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of UCU for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy

Statement will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section 5.9 TAX MATTERS. Except as set forth in Section 5.9 of the UCU Disclosure Schedule:

          (a) FILING OF TIMELY TAX RETURNS. UCU and each of the UCU Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law, except for those the failure of which to file would not have a UCU Material Adverse Effect. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

          (b) PAYMENT OF TAXES. UCU and each of the UCU Subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

          (c) TAX RESERVES. UCU and the UCU Subsidiaries have established on their books and records reserves adequate to pay all material Taxes and reserves for deferred income taxes in accordance with GAAP.

          (d) TAX LIENS. There are no Tax liens upon the assets of UCU or any of the UCU Subsidiaries except liens for Taxes not yet due.

          (e) WITHHOLDING TAXES. UCU and each of the UCU Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

          (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither UCU nor any of the UCU Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither UCU nor any of the UCU Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          (h) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of UCU or any of the UCU Subsidiaries.

          (i) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by UCU or any of the UCU Subsidiaries concerning any Tax matter.

          (j) TAX RULINGS. Neither UCU nor any of the UCU Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

          (k) AVAILABILITY OF TAX RETURNS. UCU has made available to KCPL complete and accurate copies of (i) all federal and state income Tax Returns for open years, and any amendments thereto, filed by UCU or any of the UCU Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any taxing authority relating to any Tax Return filed by UCU or any of the UCU Subsidiaries and (iii) any Closing Agreements entered into by UCU or any of the UCU Subsidiaries with any taxing authority.

          (l) TAX SHARING AGREEMENTS. Neither UCU nor any UCU Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

          (m) CODE SECTION 280G. Neither UCU nor any of the UCU Subsidiaries is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that would be non-deductible pursuant to Section 162(m) of the Code.

          (n) LIABILITY FOR OTHERS. None of UCU or any of the UCU Subsidiaries has any liability for Taxes of any person other than UCU and the UCU Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or (iii) otherwise.


          (o) SECTION 341(f). Neither UCU nor any of the UCU Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by UCU or any of the UCU Subsidiaries.

          Section 5.10   EMPLOYEE MATTERS; ERISA.  Except as set forth in
Section 5.10 of the UCU Disclosure Schedule:

          (a) BENEFIT PLANS. Section 5.10(a) of the UCU Disclosure Schedule contains a true and complete list of each written or oral material employee benefit plan, policy or agreement covering employees, former employees or directors of UCU and each of the UCU Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA and any severance or change in control agreement (collectively, the "UCU BENEFIT PLANS").

          (b) CONTRIBUTIONS. All material contributions and other payments required to be made by UCU or any of the UCU Subsidiaries to any UCU Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the UCU Financial Statements.

          (c) QUALIFICATION; COMPLIANCE. Each of the UCU Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of UCU, no circumstances exist that are reasonably expected by UCU to result in the revocation of any such determination. UCU is in compliance in all material respects with, and each of the UCU Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each UCU Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. No prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any UCU Benefit Plan, and which could give rise to liability on the part of UCU, any UCU Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to UCU or would be material to UCU if it were UCU's liability.

          (d) LIABILITIES. With respect to the UCU Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of UCU, there does not now exist any condition or set of circumstances, that could subject UCU or any of the UCU Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which UCU or any of the UCU Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

          (e) WELFARE PLANS. None of the UCU Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

          (f) DOCUMENTS MADE AVAILABLE. UCU has made available to KCPL a true and correct copy of each collective bargaining agreement to which UCU or any of the UCU Subsidiaries is a party or under which UCU or any of the UCU Subsidiaries has obligations and, with respect to each UCU Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such UCU Benefit Plan, and (v) the most recent actuarial report or valuation.

          (g) PAYMENTS RESULTING FROM THE MERGERS. The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of any officers, directors, employees or agents of UCU or any of the UCU Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, any of the UCU Joint Ventures, to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any UCU Benefit Plan being established or becoming accelerated, vested or payable.

          (h) LABOR AGREEMENTS. As of the Original Execution Date, neither UCU nor any of the UCU Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of UCU, as of the Original Execution Date, there is no current union representation question involving employees of UCU or any of the UCU Subsidiaries, nor does UCU know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the UCU SEC Reports filed prior to the Original Execution Date or except to the extent such would not have a UCU Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against UCU or any of the UCU Subsidiaries pending, or to the best knowledge of UCU, threatened, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending or, to the best knowledge of UCU, threatened against or involving UCU, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of UCU, threatened in respect of which any director, officer, employee or agent of UCU or any of the UCU Subsidiaries is or may be entitled to claim indemnification from UCU or such UCU Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in the indemnification agreements listed in Section 5.10(h) of the UCU Disclosure Schedule.

          Section 5.11   ENVIRONMENTAL PROTECTION.

          (a) Except as set forth in Section 5.11 of the UCU Disclosure Schedule or in the UCU SEC Reports filed prior to the Original Execution Date:

               (i) COMPLIANCE. UCU and each of the UCU Subsidiaries and, to the knowledge of UCU, the UCU Joint Ventures is in compliance with all applicable Environmental Laws except where the failure to so comply would not have a UCU

     Material Adverse Effect, and neither UCU nor any of the UCU Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that UCU or any of the UCU
     Subsidiaries or the UCU Joint Ventures is not in such compliance with applicable Environmental Laws. To the best knowledge of UCU, compliance with all applicable Environmental Laws will not require UCU or any UCU Subsidiary or, to the knowledge of UCU, any UCU Joint Venture to incur costs beyond that currently budgeted in the five UCU fiscal years beginning with January 1, 1996 that will be reasonably likely to result in a UCU Material Adverse Effect, including but not limited to the costs of UCU and UCU Subsidiary and UCU Joint Venture pollution control equipment required or known to be required in the future.

               (ii) ENVIRONMENTAL PERMITS. UCU and each of the UCU Subsidiaries and, to the knowledge of UCU, the UCU Joint Ventures has obtained or has applied for all the Environmental Permits necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have a UCU Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and UCU and the UCU Subsidiaries and, to the knowledge of UCU, the UCU Joint Ventures are in material compliance with all terms and conditions of the Environmental Permits.

               (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim which would have a UCU Material Adverse Effect pending (A) against UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, any of the UCU Joint Ventures, (B) to the best knowledge of UCU, against any person or entity whose liability for any Environmental Claim UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, any of the UCU Joint Ventures has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, any of the UCU Joint Ventures owns, leases or manages, in whole or in part.

               (iv) RELEASES. UCU has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against UCU or any of the UCU Subsidiaries or the UCU Joint Ventures, or against any person or entity whose liability for any Environmental Claim UCU or any of the UCU Subsidiaries or the UCU Joint Ventures has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a UCU Material Adverse Effect.

               (v) PREDECESSORS. UCU has no knowledge, with respect to any predecessor of UCU or any of the UCU Subsidiaries or the UCU Joint Ventures, of any Environmental Claim which would have a UCU Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a UCU Material Adverse Effect.

          (b) DISCLOSURE. To UCU's best knowledge, UCU has disclosed in writing to KCPL all facts which UCU reasonably believes form the basis of an Environmental Claim which would have a UCU Material Adverse Effect arising from
(i) the cost of UCU pollution control equipment currently required or known to be required in the future, (ii) current UCU remediation costs or UCU remediation costs known to be required in the future or (iii) any other environmental matter affecting UCU.

          Section 5.12 REGULATION AS A UTILITY. UCU is regulated as a public utility in the States of Colorado, Iowa, Kansas, Michigan, Missouri, Minnesota, Nebraska, South Dakota and West Virginia and in no other state. Except as set forth in Section 5.12 of the UCU Disclosure Schedule, neither UCU nor any "subsidiary company" or "affiliate" (as each such term is defined in the 1935
Act) of UCU is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

          Section 5.13 VOTE REQUIRED. Provided that the UCU Preferred Stock has been redeemed pursuant to Section 2.1, the approval of the UCU Merger by the holders of a majority of the voting power entitled to be cast by all holders of UCU Common Stock (the "UCU SHAREHOLDERS' APPROVAL") is the only vote of the holders of any class or series of the capital stock of UCU or any of its Subsidiaries required to approve this Agreement, the Mergers and the other transactions contemplated hereby.

          Section 5.14 ACCOUNTING MATTERS. Neither UCU nor, to UCU's best knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Surviving Corporation from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations.

          Section 5.15 ARTICLE EIGHT OF UCU'S CERTIFICATE OF INCORPORATION. The provisions of Article Eight of UCU's Certificate of Incorporation will not, prior to the termination of this Agreement, assuming the accuracy of the representation contained in Section 4.18 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Mergers or to the transactions contemplated hereby.

          Section 5.16 OPINION OF FINANCIAL ADVISOR. UCU has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), dated the Amendment Date, to the effect that, as of the date thereof, the Conversion Ratio is fair from a financial point of view to the holders of UCU Common Stock.

          Section 5.17 INSURANCE. Except as set forth in Section 5.17 of the UCU Disclosure Schedule, UCU and each of the UCU Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by UCU and the UCU Subsidiaries during such time period. Except as set forth in Section
5.17 of the UCU Disclosure Schedule, neither UCU nor any of the UCU Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of UCU or any of the UCU
Subsidiaries. The insurance policies of UCU and each of the UCU Subsidiaries are valid and enforceable policies in all material respects.

          Section 5.18 UCU NOT AN INTERESTED SHAREHOLDER. As of the Original Execution Date, neither UCU nor, to its reasonable knowledge, any of its Affiliates, is an "Interested Shareholder" as such term is defined in Article Twelfth of KCPL's Restated Articles of Consolidation.

          Section 5.19 CASH RESOURCES FOR REDEMPTION OF UCU PREFERRED STOCK. UCU has and will continue to have sufficient cash resources or a sufficient line of credit to enable UCU to redeem all the outstanding shares of UCU Preferred Stock in the manner prescribed in Section 2.1(a)(iv) hereof.


                                  ARTICLE VI

                   CONDUCT OF BUSINESS PENDING THE MERGERS

          Section 6.1 COVENANTS OF THE PARTIES. KCPL and UCU each agree, each as to itself and to each of the KCPL Subsidiaries and the UCU Subsidiaries, as the case may be, that after the Original Execution Date and prior to the UCU Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted in this Agreement or to the extent the other parties hereto shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practicable:

          (a) ORDINARY COURSE OF BUSINESS. Each party hereto shall, and shall cause its respective Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of work force needs and ongoing programs currently in force, keep available the services of their present officers and employees, provided, however, that nothing shall prohibit either party or any of its Subsidiaries from transferring operations to such party or any of its wholly owned Subsidiaries. Except as set forth in Section 6.1(a) of the KCPL Disclosure Schedule or Section 6.1(a) of the UCU Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its respective Subsidiaries to, enter into a new line of business involving any material investment of assets or resources or any material exposure to liability or loss, in the case of

KCPL, to KCPL and the KCPL Subsidiaries taken as a whole, and in the case of UCU, to UCU and the UCU Subsidiaries taken as a whole; provided, however, that notwithstanding the above, a party or any of its respective Subsidiaries may enter into a new line of business to the extent the investment (which shall include the amount of equity invested plus the amount of indebtedness incurred, assumed, or otherwise owed by or with recourse to UCU or KCPL, as the case may be) in a new line of business does not exceed $10 million, individually, and $25 million, in the aggregate, for all such investments during any fiscal year;

          (b) DIVIDENDS. No party shall, nor shall any party permit any of its respective Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly owned Subsidiaries and other than (A) dividends required to be paid on any UCU Preferred Stock or KCPL Preferred Stock in accordance with the respective terms thereof, (B) regular quarterly dividends on KCPL Common Stock with usual record and payment dates not, during any period of any fiscal year, in excess of 105% of the dividends for the comparable period of the prior fiscal year, (C) regular quarterly dividends on UCU Common Stock with usual record and payment dates not, during any period of any fiscal year, in excess of 105% of the dividends for the comparable period of the prior fiscal year and (D) dividends by Aquila Gas Pipeline Corporation, UtiliCorp U.K., Inc., UtiliCorp U.K. Limited, West Kootenay Power Ltd., UtiliCorp N.Z., Inc. and any Subsidiaries of such entities, (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than (A) redemptions, purchases or acquisitions required by the respective terms of any series of KCPL Preferred Stock or
(B) for the purpose of funding employee stock ownership plans in accordance with past practice. Notwithstanding the foregoing, KCPL may redeem the KCPL Preferred Stock pursuant to the provisions of Section 2.1, and UCU may redeem the UCU Preferred Stock pursuant to the provisions of Section 2.1. The last record date of each of KCPL and UCU on or prior to the UCU Effective Time which relates to a regular quarterly dividend on KCPL Common Stock or UCU Common Stock, as the case may be, shall be the same date and shall be prior to the UCU Effective Time.

          (c) ISSUANCE OF SECURITIES. Except as set forth in Section 6.1(c) of the KCPL Disclosure Schedule or Section 6.1(c) of the UCU Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) intercompany issuances of capital stock and (ii) issuances (A) in the case of UCU and the UCU Subsidiaries, of up to 2,000,000 shares of UCU Common Stock during any fiscal year to be issued pursuant to employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans and (B) in the case of KCPL and the KCPL Subsidiaries, of up to 2,000,000 shares of KCPL Common Stock during any fiscal year to be issued pursuant to employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans. The parties shall promptly furnish to each other such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with issuance of securities as contemplated by this Section 6.1(c), subject to obtaining customary indemnities.

          (d) CHARTER DOCUMENTS. No party shall amend or propose to amend its respective charter, by-laws or regulations, or similar organic documents, except as contemplated herein.

          (e) NO ACQUISITIONS. Except as set forth in Section 6.1(e) of the KCPL Disclosure Schedule or Section 6.1(e) the UCU Disclosure Schedule, other than individual acquisitions by (i) KCPL and the KCPL Subsidiaries the consummation of which would not exceed $25 million of equity invested nor require the approval of the Board of Directors of KCPL, provided, that the aggregate equity invested in all such acquisitions pursuant to this clause (e) shall not exceed $150 million of equity invested during any fiscal year, or (ii) UCU and the UCU Subsidiaries the consummation of which would not exceed $25 million of equity invested nor require the approval of the Board of Directors of UCU, provided, that the aggregate equity invested in all such acquisitions pursuant to this clause (e) shall not exceed $150 million of equity invested during any fiscal year, no party shall, nor shall any party permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall any party acquire or agree to acquire a material amount of assets other than in the ordinary course of business consistent with past practice.

          (f) CAPITAL EXPENDITURES. Except as set forth in Section 6.1(f) of the KCPL Disclosure Schedule or Section 6.1(f) of the UCU Disclosure Schedule or as required by law, no party shall, nor shall any party permit any of its Subsidiaries to, make capital expenditures during any fiscal year in excess of 125% of the amount budgeted for such fiscal year by such party for capital expenditures as set forth in Section 6.1(f) of the KCPL Disclosure Schedule or
Section 6.1(f) of the UCU Disclosure Schedule.

          (g) NO DISPOSITIONS. Except as set forth in Section 6.1(g) of the KCPL Disclosure Schedule or 6.1(g) of the UCU Disclosure Schedule, other than dispositions by a party or its Subsidiaries of less than $25 million in sales price and indebtedness assumed by the acquiring party and its Affiliates, singularly or in the aggregate during any fiscal year, no party shall, nor shall any party permit any of its Subsidiaries to, sell or dispose of any of its assets other than dispositions in the ordinary course of its business consistent with past practice.

          (h) INDEBTEDNESS. Except as contemplated by this Agreement, no party shall, nor shall any party permit any of its respective Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing other than (i) indebtedness or guarantees or "keep well" or other agreements in the ordinary course of business consistent with past practice (such as the issuance of commercial paper, the use of existing credit facilities or hedging activities), (ii) other indebtedness or "keep well" or other agreements not aggregating more than $250 million, (iii) arrangements between such party and its Subsidiaries or among its Subsidiaries, (iv) as set forth in
Section 6.1(h) of the KCPL Disclosure Schedule or Section 6.1(h) of the UCU Disclosure Schedule, (v) in connection with the refunding of existing indebtedness, (vi) in connection with the redemption of the KCPL Preferred Stock as set forth in Section 2.1, (vii) in connection with the redemption of the UCU Preferred Stock as set forth in Section 2.1 or (viii) as may be necessary in connection with acquisitions permitted by Section 6.1(e) or capital expenditures permitted by Section 6.1(f).

          (i) COMPENSATION, BENEFITS. Except as set forth in Section 6.1(i) of the KCPL Disclosure Schedule or Section 6.1(i) of the UCU Disclosure Schedule, as may be required by applicable law or as contemplated by this Agreement, no party shall, nor shall any party permit any of its Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy maintained by, contributed to or entered into by such party or any of its Subsidiaries or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its Subsidiaries; (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice; or (iii) deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors; provided that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made in accordance with past practice.

          (j) 1935 ACT. Except as set forth in Section 6.1(j) of the KCPL Disclosure Schedule or Section 6.1(j) of the UCU Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act.

          (k) ACCOUNTING. Except as set forth in Section 6.1(k) of the KCPL Disclosure Schedule or Section 6.1(k) of the UCU Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

          (l) POOLING. No party shall, nor shall any party permit any of its Subsidiaries to, take any action which would, or would be reasonably likely to, prevent the Surviving Corporation from accounting for the transactions to be effected pursuant to this Agreement as a pooling-of-interests in accordance with GAAP and applicable SEC regulations, and each party hereto shall use all reasonable efforts to achieve such result (including taking such commercially reasonable actions as may be necessary to cure any facts or circumstances that could prevent such transactions from qualifying for pooling-of-interests accounting treatment).

          (m) TAX-FREE STATUS. No party shall, nor shall any party permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the ability of the Mergers to qualify for tax-free treatment under the Code, both to the parties and their respective shareholders (except for any cash received in lieu of fractional shares), and each party hereto shall use all reasonable efforts to achieve such result.

          (n) AFFILIATE TRANSACTIONS. Except as set forth in Section 6.1(n) of the KCPL Disclosure Schedule or Section 6.1(n) of the UCU Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, enter into any material agreement or arrangement with any of their respective Affiliates (other than wholly owned Subsidiaries) or, in the case of UCU, the UCU Joint Ventures, or, in the case of KCPL, the KCPL Joint Ventures, on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third-party on an arm's length basis.

          (o) COOPERATION, NOTIFICATION. Each party shall (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, (iii) promptly advise the other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of KCPL, a KCPL Material Adverse Effect or, in the case of UCU, a UCU Material Adverse Effect and (iv) promptly provide the other party with copies of all filings made by such party or any of its Subsidiaries with any state or federal court, administrative agency, commission or other
Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          (p) RATE MATTERS. Subject to applicable law, each of KCPL and UCU shall, and shall cause its respective Subsidiaries to, discuss with the other any changes in its or its Subsidiaries' rates or the services it provides or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting from those in effect on the Original Execution Date and consult with the other prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators, whether written or oral, formal or informal, with respect thereto, and no party will make any filing to change its rates or the services it provides on file with the FERC that would have a material adverse effect on the benefits associated with the business combination provided for herein.

          (q) THIRD-PARTY CONSENTS. KCPL shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all KCPL Required Consents. KCPL shall promptly notify UCU of any failure or prospective failure to obtain any such consents and, if requested by UCU, shall provide copies of all KCPL Required Consents obtained by KCPL to UCU. UCU shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all UCU Required Consents. UCU shall promptly notify KCPL of any failure or prospective failure to obtain any such consents and, if requested by KCPL, shall provide copies of all UCU Required Consents obtained by UCU to KCPL.

          (r) NO BREACH, ETC. No party shall, nor shall any party permit any of its Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

          (s) TAX-EXEMPT STATUS. No party shall, nor shall any party permit any Subsidiary to, take any action that would likely jeopardize the qualification of KCPL's or UCU's outstanding revenue bonds which qualify on the Original Execution Date under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b) (4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

          (t) TRANSITION MANAGEMENT. As soon as practicable after the Original Execution Date, the parties shall create a special transition management task force (the "TASK FORCE"), which shall be jointly headed by Turner White and Michael D. Bruhn. The Task Force shall examine various alternatives regarding the manner in which to best organize and manage the business of the Surviving Corporation after the Effective Time, subject to applicable law. Turner White and Michael D. Bruhn will have joint decision-making authority regarding the Task Force.

          (u) CONTRACTS. No party shall, nor shall any party permit any of its respective Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any Subsidiary of such party is a party or waive, release or assign any material rights or claims.

          (v) INSURANCE. Each party shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by such party or its Subsidiaries.

          (w) PERMITS. Each party shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits which are material to the operations of such party or its Subsidiaries.

          (x) TAX MATTERS. Except as set forth in Section 6.1(x) of the KCPL Disclosure Schedule or Section 6.1(x) of the UCU Disclosure Schedule, neither party shall (i) make or rescind any material express or deemed election relating to taxes unless such election will have the effect of minimizing the tax liabilities of KCPL or UCU or any of their respective Subsidiaries, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where KCPL or UCU has the capacity to make such binding elections, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes unless such settlement or compromise results in
(A) a change in taxable income or tax liability that will reverse in future periods and is therefore, by its nature, a timing difference or (B) a change in taxable income or tax liability that will not reverse in future periods and is therefore, by its nature, a permanent difference unless the tax liability resulting from the increase is less than $1 million, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1994, except as may be required by applicable law or except for such changes that would reduce consolidated federal taxable income or alternative minimum taxable income.

          (y) DISCHARGE OF LIABILITIES. No party shall, nor shall any party permit any of its respective Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

          Section 7.1 ACCESS TO INFORMATION. Upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "REPRESENTATIVES") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, or any other federal or state regulatory agency or commission and (ii) access to all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall provide access to those premises, documents, reports and information described above of Subsidiaries of such party that are not Subsidiaries to the extent such party has or is able to obtain such access. Each party shall, and shall cause its Subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated November 28, 1995, between KCPL and UCU, as it may be amended from time to time (the "CONFIDENTIALITY AGREEMENT").

          Section 7.2    JOINT PROXY STATEMENT AND REGISTRATION STATEMENT.

          (a) PREPARATION AND FILING. The parties will prepare and file with the SEC as soon as reasonably practicable after the Amendment Date the Registration Statement and the Proxy Statement (together, the "JOINT PROXY/REGISTRATION STATEMENT"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of KCPL Common Stock issuable in connection with the UCU Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; PROVIDED, HOWEVER, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where the Surviving Corporation will not be, following the Mergers, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of KCPL Common Stock issuable in the UCU Merger to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy Statement/Registration Statement.

          (b) LETTER OF KCPL'S ACCOUNTANTS. KCPL shall use its best efforts to cause to be delivered to UCU letters of Coopers & Lybrand, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to UCU, in form and substance reasonably satisfactory to UCU and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

          (c) LETTER OF UCU'S ACCOUNTANTS. UCU shall use its best efforts to cause to be delivered to KCPL a letter of Arthur Andersen & Co., dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to KCPL, in form and substance reasonably satisfactory to KCPL and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

          (d) FAIRNESS OPINIONS. It shall be a condition to the mailing of the Joint Proxy/Registration Statement to the shareholders of KCPL and UCU that (i) KCPL shall have received an opinion from Merrill Lynch, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the Conversion Ratio is fair from a financial point of view to the holders of KCPL Common Stock and (ii) UCU shall have received an opinion from DLJ, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the Conversion Ratio is fair from a financial point of view to the holders of UCU Common Stock.

          Section 7.3    REGULATORY MATTERS.

          (a) HSR FILINGS. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies.

          (b) OTHER REGULATORY APPROVALS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the KCPL Required Statutory Approvals and the UCU Required Statutory Approvals.

          Section 7.4    SHAREHOLDER APPROVAL.

          (a)  APPROVAL OF UCU SHAREHOLDERS.  Subject to the provisions of
Section 7.4(c) and Section 7.4(d), UCU shall, as soon as reasonably practicable after the Amendment Date (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "UCU MEETING") for the purpose of securing the UCU Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Certificate of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the Mergers, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with KCPL with respect to each of the foregoing matters.

          (b)  APPROVAL OF KCPL SHAREHOLDERS.  Subject to the provisions of
Section 7.4(c) and Section 7.4(d), KCPL shall, as soon as reasonably practicable after the Amendment Date (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "KCPL MEETING") for the purpose of securing the KCPL Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Restated Articles of Consolidation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the issuance of the KCPL Common Stock to be issued pursuant to the UCU Merger, and (iv) cooperate and consult with UCU with respect to each of the foregoing matters.

          (c) MEETING DATE. The UCU Meeting for the purpose of securing the UCU Shareholders' Approval and the KCPL Meeting for the purpose of securing the KCPL Shareholders' Approval shall be held on such date as KCPL and UCU shall mutually determine.

          (d) FAIRNESS OPINIONS NOT WITHDRAWN. It shall be a condition to the obligation of KCPL to hold the KCPL Meeting that the opinion of Merrill Lynch, referred to in Section 7.2(d), shall not have been withdrawn, and it shall be a condition to the obligation of UCU to hold the UCU Meeting that the opinion of DLJ, referred to in Section 7.2(d), shall not have been withdrawn.

          Section 7.5    DIRECTORS' AND OFFICERS' INDEMNIFICATION.

          (a) INDEMNIFICATION. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties hereto or any Subsidiary (each an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party (the "INDEMNIFIED LIABILITIES"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the MGCL,
(ii) the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MGCL and the Restated Articles of Consolidation or by-laws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

          (b) INSURANCE. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors and officers' liability insurance maintained by KCPL and UCU for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; PROVIDED, HOWEVER, that the Surviving Corporation shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by KCPL and UCU for such insurance; and PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the Surviving Corporation, for a cost not exceeding such amount.

          (c) SUCCESSORS. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.5.

          (d) SURVIVAL OF INDEMNIFICATION. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of KCPL, UCU and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Mergers and shall continue in full force and effect for a period of not less than six years from the Effective Time.

          (e) BENEFIT. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

          Section 7.6 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law, KCPL and UCU will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

          Section 7.7 RULE 145 AFFILIATES. UCU shall identify in a letter to KCPL all persons who are, and to UCU's best knowledge who will be at the Closing Date, "affiliates" of UCU as such term is used in Rule 145 under the Securities Act (or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment). UCU shall use all reasonable efforts to cause its affiliates (including any person who may be deemed to have become such an affiliate after the date of the letter referred to in the prior sentence) to deliver to KCPL on or prior to the Closing Date a written agreement substantially in the form attached as EXHIBIT 7.7 (each, an "AFFILIATE AGREEMENT").

          Section 7.8    EMPLOYEE AGREEMENTS AND WORKFORCE MATTERS.

          (a) CERTAIN EMPLOYEE AGREEMENTS. Subject to Section 7.9, Section 7.10, Section 7.13 and Section 7.14, the Surviving Corporation and its Subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date hereof that apply to any current or former employee or current or former director of the parties hereto; PROVIDED, HOWEVER, that this undertaking is not intended to prevent the Surviving Corporation from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

          (b) WORKFORCE MATTERS. Subject to applicable collective bargaining agreements, for a period of 3 years following the Effective Time, any reductions in workforce in respect of employees of the Surviving Corporation shall be made on a fair and equitable basis, without regard to whether employment was with KCPL or the KCPL Subsidiaries or UCU or the UCU Subsidiaries, and any employee whose employment is terminated or job is eliminated by the Surviving Corporation or any of its Subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by the Surviving Corporation or any of its Subsidiaries. Any workforce reductions carried out following the Effective Time by the Surviving Corporation and its Subsidiaries shall be done in accordance with all applicable collective bargaining agreements and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

          Section 7.9    EMPLOYEE BENEFIT PLANS.

          (a) COMPANY PLANS. KCPL and UCU agree to cooperate and agree upon the employee benefits plans and programs to be provided by the Surviving Corporation.

          (b) EFFECT OF THE MERGERS. The consummation of the Mergers shall not be treated as a termination of employment for purposes of any UCU Benefit Plan or KCPL Benefit Plan.

          (c) UCU SUPPLEMENTAL CONTRIBUTORY PLAN. The UCU Supplemental Contributory Retirement Plan shall be revised to provide that, from and after the Effective Time, the reference to "UCU Common Shares" shall instead refer to "KCPL Common Stock."

          (d) CREDIT FOR PAST SERVICE. Without limitation of the foregoing provisions of this Section 7.9, each participant of any KCPL Benefit Plan or UCU Benefit Plan shall receive credit for purposes of (i) eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of the Surviving Corporation or any of its subsidiaries or affiliates that replaces a KCPL Benefit Plan or a UCU Benefit Plan, and (ii) benefit accrual under any severance or vacation pay plan, for service credited for the corresponding purpose under such KCPL Benefit Plan or UCU Benefit Plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit.

          (e) ADOPTION OF SURVIVING CORPORATION REPLACEMENT PLANS. With respect to the KCPL annual incentive plan (the "KCPL INCENTIVE PLAN"), the UCU annual and long-term incentive plan (the "UCU INCENTIVE PLAN"), the KCPL long-term incentive plan (the "KCPL INCENTIVE STOCK PLAN") and the UCU stock incentive plan (the "UCU INCENTIVE STOCK PLAN"), the Surviving Corporation and its subsidiaries shall adopt replacement plans as set forth in this Section 7.9(e) (collectively, the "SURVIVING CORPORATION REPLACEMENT PLANS"). Subject to shareholder approval thereof by the KCPL shareholders and the UCU shareholders, the Surviving Corporation Replacement Plans shall go into effect at the Effective Time. Upon the consummation of the Mergers, no additional obligations shall be incurred under the KCPL Incentive Plan, the UCU Incentive Plan, the KCPL Stock Incentive Plan or the UCU Incentive Stock Plan, except to the extent such obligations are attributable to employment prior to the Effective Time and are consistent with past practice under the applicable plan. The KCPL Incentive Plan and the UCU Incentive Plan shall be replaced (except with respect to obligations incurred or attributable to employment prior to the Effective Time) by a new annual bonus plan (the "SURVIVING CORPORATION INCENTIVE PLAN") under which bonuses, based on percentages of base salaries and payable in cash, shares of KCPL Common Stock or such form as shall be determined by the Compensation Committee of the Board of Directors of the Surviving Corporation (the "COMMITTEE"), are awarded based upon the achievement of performance goals determined in advance by the Committee. With respect to those participants in the Surviving Corporation Incentive Plan who are, or who the Committee determines are likely to be, "covered employees" within the meaning of Section 162(m) of the Code, whose compensation is likely to exceed the amount specified in Code
Section 162(m)(1), the performance goals shall be objective standards that are approved by shareholders in accordance with the requirements for exclusion from the limitations of Section 162(m) of the Code as performance-based compensation. The KCPL Incentive Stock Plan and the UCU Incentive Stock Plan shall be replaced (except with respect to obligations incurred or attributable to employment prior to the Effective Time) by a stock compensation plan (the "SURVIVING CORPORATION STOCK PLAN"). The Surviving Corporation Stock Plan shall provide for the grant of stock options, stock appreciation rights, restricted stock and such other awards based upon the KCPL Common Stock as the Committee may determine, subject to shareholder approval of the Surviving Corporation Stock Plan. The Surviving Corporation shall reserve an appropriate number of shares for issuance under the Surviving Corporation Stock Plan.

          (f) KCPL AND UCU ACTION. With respect to each of the Surviving Corporation Replacement Plans, each of KCPL and UCU shall take all corporate action necessary or appropriate to obtain the approval of their respective shareholders with respect to such plan prior to the Effective Time.

          Section 7.10   STOCK OPTION AND OTHER STOCK PLANS.

          (a) UCU STOCK OPTIONS. As of the Effective Time, each of the UCU Stock Options which is outstanding as of the UCU Effective Time shall be assumed by the Surviving Corporation and converted into an option (or a new substitute option shall be granted) to purchase the number of shares of KCPL Common Stock (rounded up to the nearest whole share) equal to the number of shares of UCU Common Stock subject to such option multiplied by the Conversion Ratio, at an exercise price per share of KCPL Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of UCU Common Stock under such option immediately prior to the UCU Effective Time divided by the Conversion Ratio; PROVIDED, HOWEVER, that in the case of any UCU Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the converted or substituted UCU Stock Options shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to UCU Stock Options immediately prior to the UCU Effective Time, except that the acceleration of vesting and exercisability as a result of the Mergers shall not be given effect. For purposes of such terms and conditions, the Mergers shall not be treated as an event which shall affect the period for exercising UCU Stock Options. UCU Stock Options shall not be treated as expiring as of the UCU Effective Time solely due to the fact that UCU shall cease to exist as of the Effective Time.

          (b) KCPL STOCK OPTIONS. The Mergers shall not be treated as an event which shall cause the acceleration of vesting and exercisability of KCPL Stock Options or affect the period for exercising KCPL Stock Options.

          (c) OTHER UCU STOCK AWARDS. Each outstanding award under the UCU Incentive Stock Plan other than the UCU Stock Options (the "UCU STOCK AWARDS") shall constitute an award based upon the same number of shares of KCPL Common Stock as the holder of such UCU Stock Award would have been entitled to receive pursuant to the Mergers in accordance with Article II hereof had such holder been the absolute owner, immediately before the UCU Effective Time, of the shares of UCU Common Stock on which such UCU Stock Award is based, and otherwise on the same terms and conditions as governed such UCU Stock Award immediately before the UCU Effective Time (the "SURVIVING CORPORATION STOCK AWARDS"). At the UCU Effective Time, the Surviving Corporation shall assume each agreement relating to the UCU Stock Awards. Notwithstanding the foregoing, this paragraph shall not be construed, interpreted or applied so as to cause a duplication of any benefit to any individual.

          (d) SURVIVING CORPORATION ACTION. As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holders of UCU Stock Options and UCU Stock Awards appropriate notices setting forth such holders' rights pursuant to the Surviving Corporation Stock Plan and Surviving Corporation Stock Awards (the "SURVIVING CORPORATION STOCK BENEFITS") and each underlying stock award agreement, each as assumed by the Surviving Corporation. As soon as practicable after the Effective Time the Surviving Corporation will cause to be filed one or more registration statements on Form S-3 or Form S-8 under the Securities Act (or any successor or other appropriate forms), in order to register the shares of KCPL Common Stock issuable in connection with the Surviving Corporation Stock Benefits, and the Surviving Corporation shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. At or prior to the UCU Effective Time, the Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of KCPL Common Stock for delivery in connection with the

Surviving Corporation Stock Benefits. The Surviving Corporation shall take all corporate action necessary or appropriate to (i) obtain shareholder approval with respect to the Surviving Corporation Stock Benefits to the extent such approval is required for purposes of the Code or other applicable law, or (ii) enable any plan pursuant to which such benefits are issued to comply with Rule 16b-3 promulgated under the Exchange Act. With respect to those individuals who subsequent to the Mergers will be subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to equity securities of the Surviving Corporation, the Surviving Corporation shall administer such Surviving Corporation Stock Benefits, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

          Section 7.11 NO SOLICITATIONS. From and after the date hereof, KCPL and UCU will not, and will not authorize or permit any of their respective Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; PROVIDED, HOWEVER, that notwithstanding any other provision hereof, the respective party may (i) at any time prior to the time the respective party's stockholders shall have voted to approve this Agreement engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the party or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the party and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Acquisition Proposal that is financially superior to the Mergers and has demonstrated that financing for the Acquisition Proposal is reasonably likely to be obtained (as determined in good faith in each case by the party's Board of Directors after consultation with its financial advisors) and (y) the party's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, such party (x) provides prompt notice to the other party to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and
(y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) accept an Acquisition Proposal from a third party, provided such respective party terminates this Agreement pursuant to Section 9.1(e) or 9.1(f), as applicable. Each party shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the party or its Representatives with respect to the foregoing. Each party hereto shall notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identify of the person making it), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal, and shall give the other party five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. As used herein, "ACQUISITION PROPOSAL" shall mean a proposal or offer (other than by another party hereto) for a tender or exchange offer, merger, consolidation or other business combination involving the party or any material Subsidiary of the party or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the party or any material Subsidiary.

          Section 7.12 SURVIVING CORPORATION BOARD OF DIRECTORS. The Board of Directors of KCPL will take such action as may be necessary (including the amendment of the KCPL by-laws) to cause the number of directors comprising the full Board of Directors of KCPL immediately prior to or at the Effective Time to be 18 persons, 9 of whom shall be the then existing directors of KCPL prior to the Effective Time and 9 of whom shall be designated by UCU prior to the Effective Time. If, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such person shall designate another person to serve in such person's stead.

          Section 7.13 SURVIVING CORPORATION OFFICERS. At the Effective Time, pursuant to the terms hereof and of the employment contracts referred to in
Section 7.14 (a) A. Drue Jennings shall hold the position of Chairman of the Board of the Surviving Corporation and shall be entitled to serve in such capacity until the annual meeting of stockholders of the Surviving Corporation that occurs in 2002, at which time he shall be entitled to serve in the position of Vice Chairman of the Board of the Surviving Corporation until the end of his employment contract entered into pursuant to Section 7.14 and (b) Richard C. Green, Jr. shall hold the positions of Vice Chairman of the Board and Chief Executive Officer of the Surviving Corporation and shall be entitled to serve in such capacities until the earlier of (i) the date of the annual meeting of stockholders of the Surviving Corporation that occurs in 2002, and (ii) the date on which A. Drue Jennings shall no longer serve as Chairman of the Board, at which time he shall be entitled to serve in the positions of Chairman of the Board and Chief Executive Officer of the Surviving Corporation and to serve in all such capacities until his successor is elected or appointed and shall have qualified in accordance with the Restated Articles of Consolidation and By-laws of the Surviving Corporation . If either of such persons is unable or unwilling to hold such offices as set forth above his successor shall be selected by the Board of Directors of the Surviving Corporation in accordance with its By-laws. The authority, duties and responsibilities of the Chairman of the Board, Vice Chairman of the Board and Chief Executive Officer of the Surviving Corporation shall be as set forth in Annex A to A. Drue Jennings and Richard C. Green, Jr.'s employment contracts entered into pursuant to Section 7.14.

          Section 7.14 EMPLOYMENT CONTRACTS. The Surviving Corporation shall, as of or prior to the Effective Time, enter into employment contracts with A. Drue Jennings and

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

Richard C. Green, Jr. in the forms set forth in EXHIBIT 7.14.1 and EXHIBIT 7.14.2, respectively.

          Section 7.15   POST-MERGER OPERATIONS.

          (a) PRINCIPAL CORPORATE OFFICES. At the Effective Time, the Surviving Corporation's principal corporate offices shall be in Kansas City, Missouri.

          (b) CHARITIES. After the Effective Time, the Surviving Corporation shall provide charitable contributions and community support within the service areas of the parties and each of their respective Subsidiaries at levels substantially comparable to the levels of charitable contributions and community support provided by the parties and their respective Subsidiaries within their service areas within the two-year period immediately prior to the Effective Time.

          Section 7.16 EXPENSES. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by KCPL and UCU.

          Section 7.17 FURTHER ASSURANCES. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Mergers in accordance with the terms hereof.

          Section 7.18 TERMINATION OF COMPANY'S OBLIGATIONS. All of the rights and obligations of the Company under the Original Merger Agreement are hereby terminated.


                                  ARTICLE VIII

                                   CONDITIONS

          Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGERS. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

          (a) SHAREHOLDER APPROVALS. The UCU Shareholders' Approval and the KCPL Shareholders' Approval shall have been obtained.

          (b) NO INJUNCTION. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Mergers shall have been issued and be continuing in effect, and the Mergers and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

          (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (d) LISTING OF SHARES. The shares of KCPL Common Stock issuable in the UCU Merger pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

          (e) STATUTORY APPROVALS. The KCPL Required Statutory Approvals and the UCU Required Statutory Approvals shall have been obtained at or prior to the UCU Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations of the Surviving Corporation and its prospective Subsidiaries taken as a whole or which would be materially inconsistent with the agreements of the parties contained herein. A "FINAL ORDER" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

          (f) POOLING. Each of KCPL and UCU shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory, in each case, to KCPL and UCU, stating that the transactions to be effected pursuant to this Agreement will qualify as a pooling of interests transaction under GAAP and applicable SEC regulations.

          (g) PERMITS. To the extent that the continued lawful operations of the business of KCPL or any KCPL Subsidiary or UCU or any UCU Subsidiary after the Mergers require that any license, permit or other governmental approval be transferred to the Surviving Corporation or issued to the Surviving Corporation, such licenses, permits or other authorizations shall have been transferred or reissued to the Surviving Corporation at or before the Closing Date, except where the failure to transfer or reissue such licenses, permits or other authorizations would not have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Surviving Corporation and its Subsidiaries taken as a whole immediately after the UCU Effective Time.

          Section 8.2 CONDITIONS TO OBLIGATION OF UCU TO EFFECT THE MERGERS. The obligation of UCU to effect the Mergers shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by UCU in writing pursuant to Section 9.5:

          (a) PERFORMANCE OF OBLIGATIONS OF KCPL. KCPL and Sub (and/or KCPL's appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the UCU Effective Time including, without limitation, agreements and covenants contained in Section 2.1(a)(iii) hereof.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of KCPL set forth in Sections 4.1 through 4.18 of this Agreement shall be true and correct (i) on and as of the Original Execution Date (except with respect to representations and warranties made as of the Amendment Date which shall be true and correct as of the Amendment Date) and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not be reasonably likely to result in a KCPL Material Adverse Effect. The representations and warranties of KCPL and Sub set forth in Section 4.19 of this Agreement shall be true and correct (i) on and as of the Amendment Date and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not be reasonably likely to result in a KCPL Material Adverse Effect.

          (c) CLOSING CERTIFICATES. UCU shall have received a certificate signed by the chief financial officer of KCPL, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

          (d) KCPL MATERIAL ADVERSE EFFECT. No KCPL Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a KCPL Material Adverse Effect.

          (e) TAX OPINION. UCU shall have received an opinion from Blackwell Sanders Matheny Weary & Lombardi L.C., counsel to UCU, in form and substance reasonably satisfactory to UCU, dated as of the Effective Time, substantially to the effect that (i) no gain or loss will be recognized by KCPL, UCU or the Surviving Corporation pursuant to the Mergers, and (ii) no gain or loss will be recognized by stockholders of UCU who exchange their shares of UCU Common Stock for shares of KCPL Common Stock as a result of the Merger (except to the extent that cash is received in lieu of fractional share interests). In rendering such opinion, Blackwell, Sanders Matheny Weary and Lombardi L.C., may require and rely upon representations contained in certificates of officers of KCPL, UCU and others.

          (f) KCPL REQUIRED CONSENTS. The KCPL Required Consents the failure of which to obtain would have a KCPL Material Adverse Effect shall have been obtained.

          Section 8.3 CONDITIONS TO OBLIGATION OF KCPL AND SUB TO EFFECT THE MERGERS. The obligation of KCPL and Sub to effect the Mergers shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by KCPL and Sub in writing pursuant to
Section 9.5:

          (a) PERFORMANCE OF OBLIGATIONS OF UCU. UCU (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the UCU Effective Time including, without limitation, agreements and covenants contained in Section 2.1(a)(iv) hereof.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of UCU set forth in this Agreement shall be true and correct (i) on and as of the Original Execution Date (except with respect to representations and warranties made as of the Amendment Date which shall be true and correct as of the Amendment Date) and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not be reasonably likely to result in a UCU Material Adverse Effect.

          (c) CLOSING CERTIFICATES. KCPL shall have received a certificate signed by the chief financial officer of UCU, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

          (d) UCU MATERIAL ADVERSE EFFECT. No UCU Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a UCU Material Adverse Effect.

          (e) TAX OPINION. KCPL shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom, counsel to KCPL, in form and substance reasonably satisfac-tory to KCPL, dated as of the Effective Time, substantially to the effect that (i) no gain or loss will be recognized by KCPL, UCU or the Surviving Corporation pursuant to the Mergers, and (ii) no gain or loss will be recognized by stockholders of KCPL as a result of the Mergers. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom, may require and rely upon representations contained in certificates of officers of KCPL, UCU and others.

          (f) UCU REQUIRED CONSENTS. The UCU Required Consents the failure of which to obtain would have a UCU Material Adverse Effect shall have been obtained.

          (g) AFFILIATE AGREEMENTS. KCPL shall have received Affiliate Agreements, duly executed by each "Affiliate" of UCU, substantially in the form of EXHIBIT 7.7, as provided in Section 7.7.


                                  ARTICLE IX

                      TERMINATION, AMENDMENT AND WAIVER

          Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

          (a) by mutual written consent of the Boards of Directors of KCPL and UCU;

          (b) by either UCU or KCPL (i) if there has been (x) any breach of the covenants and agreements contained in Section 6.1(b) to the extent such applies to UCU or KCPL but not to their respective Subsidiaries or Section 6.1(c) of this Agreement to the extent such applies to UCU or KCPL but not to their respective Subsidiaries or (y) any breach of any representations, warranties, covenants or agreements on the part of the other set forth in this Agreement, which breaches individually or in the aggregate would result in a UCU Material Adverse Effect or a KCPL Material Adverse Effect, as the case may be, and, in the case of (x) or (y), which breaches have not been cured within 20 business days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 20 business-day period, (ii) if the Board of Directors of the other or any committee of the Board of Directors of the other
(A) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Mergers, (B) shall fail to reaffirm such approval or recommendation upon the other's request, (C) shall approve or recommend any acquisition of such party or a material portion of its assets or any tender offer for shares of capital stock of such party, in each case, other than by a party hereto or an Affiliate thereof or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C), or (iii) if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Mergers, or by any party hereto if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Mergers, and such order, judgment or decree shall have become final and nonappealable;

          (c) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before December 31, 1997 (the "INITIAL TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; and PROVIDED, FURTHER, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 8.1(e), 8.2(f) and/or 8.3(f) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to December 31, 1998;

          (d) by any party hereto, by written notice to the other parties, if the UCU Shareholders' Approval shall not have been obtained at a duly held UCU Meeting, including any adjournments thereof, or the KCPL Shareholders' Approval shall not have been obtained at a duly held KCPL Meeting, including any adjournments thereof;

          (e) by KCPL, prior to the approval of this Agreement by the shareholders of KCPL, upon five days' prior notice to UCU, if, as a result of an Acquisition Proposal by a party other than UCU or any of its Affiliates, the Board of Directors of KCPL determines in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that acceptance of the Acquisition Proposal is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; PROVIDED, HOWEVER, that (i) the Board of Directors of KCPL shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by the other party pursuant to clause (ii) below, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to any such termination, KCPL shall, and shall cause its respective financial and legal advisors to, negotiate with UCU to make such adjustments in the terms and conditions of this Agreement as would enable KCPL to proceed with the transactions contemplated herein; or

          (f) by UCU, prior to the approval of this Agreement by the shareholders of UCU, upon five days' prior notice to KCPL, if, as a result of an Acquisition Proposal by a party other than KCPL or any of its Affiliates, the Board of Directors of UCU determines in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that acceptance of the Acquisition Proposal is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; PROVIDED, HOWEVER, that (i) the Board of Directors of UCU shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by the other party pursuant to clause (ii) below, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; and (ii) prior to any such termination, UCU shall, and shall cause its respective financial and legal advisors to, negotiate with KCPL to make such adjustments in the terms and conditions of this Agreement as would enable UCU to proceed with the transactions contemplated herein.

          Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either KCPL or UCU pursuant to Section 9.1 there shall be no liability on the part of either KCPL or UCU or their respective officers or directors hereunder, except that Section 7.16 and Section 9.3, the agreement contained in the last sentence of Section 7.1, Section 10.2 and Section 10.8 shall survive the termination.

          Section 9.3    TERMINATION FEE; EXPENSES.

          (a) TERMINATION FEE UPON BREACH OR WITHDRAWAL OF APPROVAL. If this Agreement is terminated at such time that this Agreement is terminable pursuant to Section 9.1(b)(i), then: (i) the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to $10 million in cash, minus any such amounts as may have been previously paid by such breaching party pursuant to this Section 9.3; PROVIDED, HOWEVER, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the breaching party shall pay to the non-breaching party a fee equal to $35 million in cash, minus any such amounts as may have been previously paid by such breaching party pursuant to this Section 9.3, and (ii) if (A) at the time of the breaching party's willful breach of this Agreement, there shall have been previously made an Acquisition Proposal involving such party or any of its Affiliates (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of termination) and (B) within two and one-half years of any termination by the non-breaching party, the breaching party or an Affiliate thereof becomes a Subsidiary of such offeror or a Subsidiary of an Affiliate of such offeror or accepts a written offer to consummate or consummates an Acquisition Proposal with such offeror or an Affiliate thereof, then such breaching party (jointly and severally with its Affiliates), upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such breaching party becoming such a Subsidiary or of such Acquisition Proposal, shall pay to the non-breaching party an additional fee equal to $58 million in cash minus any such amount as may have been previously paid by such breaching party pursuant to this Section 9.3.

          (b) TERMINATION FEE UPON FAILURE TO OBTAIN SHAREHOLDER APPROVAL. If this Agreement is terminated following a failure of the shareholders of any one of the parties to grant the necessary approval described in Section 4.13 or 5.13, the party not receiving shareholder approval shall pay to the other a fee equal to $5 million;
provided that if any fee is otherwise payable or has been paid under Section 9.3(a) or Section 9.3(c), any amounts (x) paid pursuant to this Section
9.3(b) shall be deducted from such amounts, or (y) otherwise payable pursuant to this Section 9.3(b) shall not be paid.

          (c) ADDITIONAL TERMINATION FEES. If (i) this Agreement (A) is terminated by any party pursuant to Section 9.1(e) or Section 9.1(f), (B) is terminated in the circumstances described in Section 9.3(b) above, or (C) is terminated as a result of such party's breach of Section 7.4, (ii) at the time of such termination or prior to the meeting of such party's shareholders there shall have been an Acquisition Proposal involving, such party or any of its Affiliates (whether or not such offer shall have been rejected or shall have been withdrawn prior to the time of such termination or of the meeting) and
(iii) within two and one-half years of any such termination described in clause
(i) above, the party or its Affiliate which is the subject of the Acquisition Proposal (the "TARGET PARTY") becomes a Subsidiary of such offeror or accepts a written offer to consummate or consummates an Acquisition Proposal with such offeror or Affiliate thereof, then such Target Party (jointly and severally with its Affiliates), upon the signing of a definitive agreement relating to such an Acquisition Proposal, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such Target Party becoming such a Subsidiary or of such Acquisition Proposal, shall pay to the other party a termination fee equal to $58 million in cash minus any amounts as may have been previously paid by the Target Party pursuant to this Section 9.3.

          (d) EXPENSES. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary contained in this Section 9.3, if one party fails to promptly pay to the other any fee due under Sections 9.3(a), (b) or (c), in addition to any amounts paid or payable pursuant to such sections, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

          Section 9.4 AMENDMENT. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of KCPL and UCU and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under
Article II or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of KCPL Common Stock or UCU Common Stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Surviving Corporation, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 9.5 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE X

                             GENERAL PROVISIONS

          Section 10.1 NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES. No representations or warranties in this Agreement shall survive the Effective Time, except as otherwise provided in this Agreement.

          Section 10.2 BROKERS. KCPL represents and warrants that, except for Merrill Lynch whose fees have been disclosed to UCU prior to the Original Execution Date, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of KCPL. UCU represents and warrants that, except for DLJ, whose fees have been disclosed to KCPL prior to the Original Execution Date, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of UCU.

          Section 10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service, or (c) when telecopied (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  If to KCPL or Sub, to:

          Kansas City Power & Light Company
          1201 Walnut
          Kansas City, Missouri  64106
          Attn:  Chief Executive Officer

          Telecopy:  (816) 556-2418
          Telephone: (816) 556-2200
          with a copy to

          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, New York  10022
          Attn:  Nancy A. Lieberman, Esq.

          Telecopy:  (212) 735-2000
          Telephone: (212) 735-3000

          and

          (ii) if to UCU, to:

          UtiliCorp United Inc.
          911 Main Street
          Suite 3000
          Kansas City, Missouri  64105
          Attn:  Chief Executive Officer

          Telecopy:  (816) 467-3595
          Telephone: (816) 421-6600

          with a copy to

          Blackwell Sanders Matheny Weary & Lombardi L.C.
          2300 Main Street, Suite 1100
          Kansas City, Missouri 64108
          Attn:  Ralph G. Wrobley, Esq.

          Telecopy:  (816) 274-6914
          Telephone: (816) 274-6800

          and

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10153
          Attn:  Stephen E. Jacobs, Esq.

          Telecopy:  (212) 310-8007
          Telephone: (212) 310-8000

          (iii)     if to the Company, to:

          c/o Chief Executive Officer of KCPL at
          the address set forth above

          and

          c/o Chief Executive Officer of UCU at
          the address set forth above.

          Section 10.4 MISCELLANEOUS. This Agreement as amended as of the Amendment Date (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement,
(b) shall not be assigned by operation of law or otherwise and (c) shall be governed by and construed in accordance with the laws of the State of Missouri applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the MGCL.

          Section 10.5 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION."

          Section 10.6 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 10.7 PARTIES' INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing and any other provision of this Agreement, and in addition to any other required action of the Board of Directors of the Surviving Corporation (a) a majority of the directors (or their successors) serving on the Board of Directors of the Surviving Corporation who are designated by KCPL pursuant to Section 7.12 shall be entitled during the three year period commencing at the Effective Time (the "THREE YEAR PERIOD") to enforce the provisions of Section 7.8, Section 7.9, Section 7.10 and Section
7.13 on behalf of the KCPL officers, directors and employees, as the case may be, and (b) a majority of the directors (or their successors) serving on the Board of Directors of the Surviving Corporation who are designated by UCU pursuant to Section 7.12 shall be entitled during the Three Year Period to enforce the provisions of, Sections 7.8, Section 7.9, Section 7.10 and
Section 7.13 on behalf of the UCU officers, directors and employees, as the case may be. Such directors' rights and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies they may have at law or in equity, but in no event shall this Section 10.7 be deemed to impose any additional duties on any such directors. The Surviving Corporation shall pay, at the time they are incurred, all costs, fees and expenses of such directors incurred in connection with the assertion of any rights on behalf of the persons set forth above pursuant to this Section 10.7.

          Section 10.8 WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (b) without limitation to Section 9.3, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

          Section 10.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Missouri or in Missouri state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Missouri or any Missouri state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Missouri.

          IN WITNESS WHEREOF, KCPL, Sub, UCU and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                              KANSAS CITY POWER & LIGHT COMPANY



Attest: illegible             By:   /s/ A. Drue Jennings
       ---------------              -------------------------
       Secretary              Name:     A. Drue Jennings
                              Title:    Chairman of the Board, President
                                        and Chief Executive Officer



                              KC MERGER SUB, INC.



Attest: illegible             By:   /s/ A. Drue Jennings
       ---------------              -------------------------
       Secretary              Name:     A. Drue Jennings
                              Title:    President



                              UTILICORP UNITED INC.



Attest: illegible             By:   /s/ Richard C. Green, Jr.
       ---------------              -------------------------
       Secretary              Name:     Richard C. Green, Jr.
                              Title:    Chairman of the Board, President
                                        and Chief Executive Officer



                              KC UNITED CORP.



Attest: illegible             By:   /s/ A. Drue Jennings
       ---------------              -------------------------
       Secretary              Name:     A. Drue Jennings
                              Title:    President